UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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SEQUENTIAL BRANDS GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEQUENTIAL BRANDS GROUP, INC.

601 West 26th Street, 9th Floor

New York, New York 10001

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held Friday, June 7, 2019

To the Stockholders of Sequential Brands Group, Inc.:

Notice is hereby given that the 2019 annual meeting of stockholders of Sequential Brands Group, Inc. (the “Company”) will be held at 601 West 26th Street, 9th Floor, New York, New York 10001 on Friday, June 7, 2019 at 10:00 a.m. Eastern Time, for the following purposes:

1.	To elect three Class II members of the Company’s board of directors named in this Proxy Statement for a three-year term;
2.	To ratify the selection of CohnReznick LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019;
3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers as described in this Proxy Statement (“say-on-pay”);
4.	To approve, on an advisory basis, the frequency of future advisory votes on the compensation of our named executive officers (“say-on-frequency”);
5.	To vote on a stockholder proposal to implement a simple majority voting standard in our governance documents, if properly presented at the 2019 annual meeting of stockholders; and
6.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The board of directors has fixed the close of business on April 17, 2019 as the record date for determination of stockholders entitled to notice of, and to vote at, the meeting and any of its adjournments or postponements.

You are cordially invited to attend the 2019 annual meeting of stockholders in person. However, you must be a stockholder of record at the close of business on April 17, 2019 to vote at the meeting.

YOUR VOTE IS VERY IMPORTANT . Whether or not you plan to attend the 2019 annual meeting of stockholders, we strongly encourage you to vote. Please vote as soon as possible, even if you plan to attend the 2019 annual meeting of stockholders in person.

Date These Proxy Materials Are First Being Made Available On the Internet: On or about April 26, 2019.

6
April 26, 2019	By Order of the Board of Directors

/s/ William Sweedler
William Sweedler
Chairman of the Board of Directors

i

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 7, 2019

The notice of Annual Meeting, the proxy statement and our Annual Report on Form 10‑K for the fiscal year ended December 31, 2018 are available on our website at http://www.sequentialbrandsgroup.com. Additionally, in accordance with Securities and Exchange Commission rules, you may access our proxy materials at www.investorvote.com/SQBG.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS, WE URGE YOU TO VOTE. THE ANNUAL MEETING OF STOCKHOLDERS WILL BE HELD ON JUNE 7, 2019.

SEQUENTIAL BRANDS GROUP, INC.

601 West 26th Street, 9th Floor

New York, New York 10001

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held Friday, June 7, 2019

GENERAL INFORMATION AND VOTING RIGHTS

This proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation of proxies by the board of directors of Sequential Brands Group, Inc. (the “Board of Directors”), a Delaware corporation (the “Company”), for use at the 2019 annual meeting of stockholders (the “Annual Meeting”) to be held at 601 West 26th Street, 9th Floor, New York, New York 10001 on Friday, June 7, 2019 at 10:00 a.m. Eastern Time, and any adjournments or postponements thereof. We anticipate that the Notice of Internet Availability of Proxy Materials will first be mailed or given to our stockholders and the proxy materials will first be made available on the internet on or about April 26, 2019.

The Company has chosen to follow the “notice only” option for stockholders, which requires that only a Notice of Internet Availability of Proxy Materials be mailed to stockholders. Stockholders who receive the Notice of Internet Availability of Proxy Materials and wish to receive hard copies of the proxy materials may receive such copies by making a request on-line at www.investorvote.com/SQBG.

The Company was formed on June 5, 2015, for the purpose of effecting the merger, on December 4, 2015, of Singer Merger Sub, Inc. with and into SQBG, Inc. (previously known as Sequential Brands Group, Inc.) (“Old Sequential”) and the merger of Madeline Merger Sub, Inc. with and into Martha Stewart Living Omnimedia, Inc. (“MSLO”) (the “MSLO merger”), with Old Sequential and MSLO each surviving the MSLO merger as wholly-owned subsidiaries of the Company. Throughout this Proxy Statement, we refer to certain actions and decisions made by Old Sequential and MSLO prior to the effective date of the MSLO merger. Accordingly, throughout this proxy statement, certain references to the “Company” “we” “us” and “our” refer to Old Sequential or MSLO.

Your vote is important. If your shares are registered in your name, you are a stockholder of record. We encourage you to vote as soon as possible so that your shares will be represented and voted at the Annual Meeting even if you cannot attend.

You have three options for submitting your vote prior to the date of the Annual Meeting: internet, telephone or mail:

•	If you have received a Notice of Internet Availability of Proxy Materials, you may follow the instructions for voting provided in that notice.
•	If you are voting via telephone, call toll free 1‑800‑652‑VOTE (8683) within the United States, United States territories and Canada and follow the instructions provided by the recorded message.
•	If you received a hard copy of the Proxy Statement, you may fill in, date and sign the enclosed proxy card and mail it promptly in the envelope provided.

If your shares are held in an account at a brokerage firm, bank, dealer or other similar organization or other nominees, then you are the beneficial owner of the shares and your shares are held in “street name.” If you are a beneficial owner whose shares are held of record by a broker (i.e., your shares are held in street name), and do not provide voting instructions to your broker, bank or other custodian, your broker, bank or other custodian may only vote your shares on “routine” matters. The only routine matter to be voted on at the Annual Meeting is the ratification of our independent registered public accounting firm for the fiscal year ending December 31, 2019 (Proposal No. 2). Your broker does not have authority to vote on non-routine matters without instructions from you, in which case a “broker non-vote” will occur and your shares will not be voted on these matters. Non-routine matters include the election of directors (Proposal No. 1), the say-on-pay vote (Proposal No. 3), the say-on-frequency vote (Proposal No. 4) and the stockholder proposal to implement a simple majority voting standard in our governance documents (Proposal No. 5). Because brokers require their customers’

direction to vote on non-routine matters, it is critical that the stockholders provide their brokers with voting instructions with respect to the proposals involving non-routine matters (Proposal No. 1, Proposal No. 3, Proposal No. 4 and Proposal No. 5). If your shares are held in street name, the organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting and you must obtain a proxy, executed in your favor, from such organization in order to be able to vote at the Annual Meeting. If you are a beneficial owner, you should follow the voting instructions provided to you by your brokerage firm, bank, dealer or other similar organization or other custodian.

If you are a stockholder of record, you may revoke your proxy at any time before the Annual Meeting either by filing with the Secretary of the Company at our principal offices a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting your shares in person. If you hold your shares in street name, you may change your vote by submitting new voting instructions to your broker, bank or other custodian. You must contact your broker, bank or other custodian to find out how to do so. All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly executed proxy, the shares represented by that proxy will be voted as recommended by the Board of Directors.

Only holders of record of our common stock at the close of business on April 17, 2019 will be entitled to vote at the Annual Meeting on the proposals described in this Proxy Statement. On the record date, there were 64,585,564 shares of common stock outstanding. On all matters to come before the Annual Meeting, each holder of record of common stock is entitled to one vote for each share of common stock. The shares of common stock held in our treasury, which are not considered outstanding, will not be voted.

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place in order to solicit additional proxies in favor of the nominees to the Board of Directors, the persons named as proxies and acting thereunder will have discretion to vote on these matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. As of the date of this notice, we have not received notice of any other matters that may be properly presented at the Annual Meeting.

In order for us to conduct the Annual Meeting, the holders of a majority of the shares of our common stock outstanding as of April 17, 2019, must be present at the Annual Meeting in person or by proxy. This is referred to as a quorum.

Election of Directors:   The affirmative vote of the majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election to the Board of Directors of each of the nominees for director. If you are a beneficial owner, note that your broker, bank and other custodian cannot vote your stock on your behalf for the election of directors if you have not provided instructions on your voting instruction form. For your vote to be counted, you must submit your voting instructions to your broker, bank or custodian. Abstentions will be counted as present for the purposes of this vote and, therefore, will have the same effect as a vote against the nominees for director. Broker non-votes will not be counted as present and are not entitled to vote on the nominees for director.

Ratification of CohnReznick LLP as the Independent Registered Public Accounting Firm for the Year Ending December 31, 2019:   Ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of the majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting. If you are a beneficial owner, note that your broker, bank or other custodian is entitled to vote on your behalf on the ratification of the appointment of our independent registered public accounting firm. As such, there should be no broker non-votes with respect to this proposal. Abstentions will be counted as present for the purposes of this vote and, therefore, will have the same effect as a vote against this proposal.

Advisory Vote to Approve Named Executive Officer Compensation: Adoption of the non-binding advisory resolution to approve compensation of our named executive officers as disclosed in this Proxy Statement requires the affirmative vote of the majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting. If you are a beneficial owner, note that your broker, bank or other custodian cannot vote your stock on your behalf on the non-binding advisory vote on compensation of our named executive officers if you have not provided instructions on your voting instruction form. For your vote to be counted, you must submit your voting instructions to your broker, bank or custodian. Abstentions will be counted as present for the purposes of this vote and, therefore, will have the same effect as a vote against this proposal. Broker non-votes will not be counted as present and are not entitled to vote on this proposal.

Advisory Vote to Approve the Frequency of Future Advisory Votes on  Our Named Executive Officer Compensation: For the advisory vote on the frequency of future advisory votes to approve executive compensation, the frequency (one, two or three years) receiving the vote of the majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting will be considered the frequency recommended by the shareholders, provided that, in the event that no frequency receives such majority vote, we will consider the frequency receiving the highest number of votes to be the selection of the stockholders. If you are a beneficial owner, note that your broker, bank or other custodian cannot vote your stock on your behalf on the non-binding advisory vote on compensation of our named executive officers if you have not provided instructions on your voting instruction form. For your vote to be counted, you must submit your voting instructions to your broker, bank or custodian. Abstentions will be counted as present for the purposes of this vote and, therefore, will have the same effect as a vote against this proposal. Broker non-votes will not be counted as present and are not entitled to vote on this proposal.

Stockholder Proposal to Implement a Simple Majority Voting Standard in our Governance Documents:    Approval of the stockholder proposal requires the affirmative vote of the majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting. If you are a beneficial owner, note that your broker, bank or other custodian cannot vote your stock on your behalf on this stockholder proposal, if you have not provided instructions on your voting instruction form. For your vote to be counted, you must submit your voting instructions to your broker, bank or custodian. Abstentions will be counted as present for the purposes of this vote and, therefore, will have the same effect as a vote against this proposal. Broker non-votes will not be counted as present and are not entitled to vote on this proposal.

If you hold your shares directly in your own name, your shares will not be voted if you do not vote them or provide a proxy. If you hold your shares directly in your own name and you sign and return your proxy card (including over the internet or by telephone) but do not include voting instructions, your proxy will be voted as the Board of Directors recommends with respect to each of the director nominees and on each other proposal.

ANNUAL MEETING ADMISSION

Only stockholders and certain other permitted attendees may attend the Annual Meeting. If you plan to attend the Annual Meeting in person, we ask that you also complete and return the reservation form attached to the end of the Proxy Statement. Please note that the Company limits attendance to stockholders and one guest. Each stockholder may appoint only one proxy holder or representative to attend the meeting on his or her behalf. Proof of your ownership of the Company’s stock as of the record date, along with photo identification, will be required for admission. The street name holders will need to bring a copy of a brokerage statement reflecting their stock ownership as of the record date. No cameras, recording equipment, electronic devices, use of cell phones or other mobile devices, large bags or packages will be permitted at the Annual Meeting.

SOLICITATION OF PROXIES

We will bear the expense of soliciting proxies. Our directors, officers and other employees may solicit proxies in person, by telephone, by mail or by other means of communication, but such persons will not be specially compensated for such services. While we presently intend that solicitations will be made only by directors, officers and employees of the Company, we may also retain outside brokers, banks, custodians, nominees and other fiduciaries to assist in the solicitation of proxies. Any reasonable charges and expenses incurred in connection with the use of such outside solicitors will be paid by the Company.

HOUSEHOLDING

To reduce the expense of delivering duplicate proxy materials to our stockholders, we are relying on the rules of the Securities and Exchange Commission (the “SEC”) that permit us to deliver only one set of proxy materials, including our Proxy Statement, proxy card and our Annual Report on Form 10‑K for the fiscal year ended December 31, 2018 (the “2018 Annual Report”) to stockholders who share an address, unless we receive contrary instructions from any stockholder at that address. This practice, known as “householding,” reduces duplicate mailings, thus saving printing and postage costs as well as natural resources. Each stockholder retains a separate right to vote on all matters presented at the Annual Meeting. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you wish to receive promptly a separate copy of the 2018 Annual Report or other proxy materials, free of charge, or if you wish to receive separate copies of future annual reports or proxy materials, please mail your request to Sequential Brands Group, Inc., 601 West 26th Street, 9th Floor, New York, New York 10001, attention: Investor Relations, or call us at (646) 564‑2577.

STOCKHOLDER LIST

For at least 10 days prior to the Annual Meeting, a list of stockholders entitled to vote at the Annual Meeting, arranged in alphabetical order, showing the address of and number of shares registered in the name of each stockholder, will be open for examination by any stockholder, for any purpose related to the Annual Meeting, during ordinary business hours at our principal executive offices. The list will also be available for examination at the Annual Meeting.

VOTING RESULTS OF THE ANNUAL MEETING

Voting results will be published in a Current Report on Form 8‑K issued by us within four business days following the Annual Meeting and will be reported on our website at www.sequentialbrandsgroup.com.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes designated Class I, Class II and Class III. Directors hold office for staggered terms of three years. One of the three classes is elected each year to succeed the directors whose terms are expiring.

Karen Murray, William Sweedler and Martha Stewart serve as the Class I directors, Rodney S. Cohen, Stewart Leonard, Jr. and Gary Johnson serve as the Class II directors, and Al Gossett and Aaron Hollander serve as the Class III directors. The Class I, Class II and Class III directors serve terms that expire in 2021, 2019 and 2020, respectively.

The Board of Directors has nominated Rodney S. Cohen, Stewart Leonard, Jr. and Gary Johnson for re-election at the Annual Meeting to serve as the Class II directors. If re-elected at the Annual Meeting, Mr. Cohen, Mr. Leonard and Mr. Johnson will serve until the annual meeting of stockholders to be held in 2022 or until their respective successors have been duly elected and qualified or until they otherwise cease to serve as directors.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named above. If any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the proxies will be voted for such other nominee(s) as shall be designated by the then current Board of Directors to fill any vacancy or the Board of Directors may decrease the size of the Board. We have no reason to believe that the nominees will be unable or unwilling to serve if elected as directors.

The principal occupation and certain other information about the nominees and our directors and executive officers are set forth on the following pages.

Directors and Executive Officers

The following table sets forth certain information with respect to the nominees and the directors and executive officers of the Company as of April 17, 2019. The nominees are currently directors of the Company.

			Independent	Director
Name	Age	Position with the Company	(Y/N)	Since
Class II Director Nominees:
(Current Terms Expiring in 2019)
Rodney S. Cohen	53	Class II Director	Y	2014
Stewart Leonard, Jr.	64	Class II Director	Y	2013
Gary Johnson	64	Class II Director	Y	2013

Class III Directors:
(Current Terms Expiring in 2020)
Al Gossett	65	Class III Director	Y	2011
Aaron Hollander	62	Class III Director	Y	2013

Class I Directors:
(Current Terms Expiring in 2021)
Karen Murray	62	Class I Director, Chief Executive Officer and Secretary	N	2017
William Sweedler	52	Class I Director and Chairman of the Board of Directors	N	2012
Martha Stewart	77	Class I Director and Chief Creative Officer	N	2015

Other Executive Officers:
Andrew Cooper	48	President
Peter Lops	49	Chief Financial Officer

Committee Membership

Name	Audit	Compensation	Governance
Stewart Leonard, Jr.	X		X
Gary Johnson		X	X
Al Gossett	X	X	X
Aaron Hollander	X	X

Board of Directors and Nominees

Karen Murray has served as our Chief Executive Officer and Secretary since April 3, 2017. She joined the board on April 3, 2017 and was selected to become a director of the Company because of the breadth of her brand knowledge and her extensive brand experience, including managing and developing successful brands, as well as her industry, mergers and acquisitions and global business development experience. Prior to joining the Company, Ms. Murray was the President of VF Sportswear, a wholly owned subsidiary of VF Corporation, one of the world’s largest apparel makers. At VF Sportswear, Ms. Murray oversaw the $1.2 billion global brand, Nautica, as well as Kipling. She joined VF Sportswear in 2007 as President of its Nautica Men’s Sportswear and Nautica Jeans Company businesses and the following year, she was appointed President of VF Sportswear. Ms. Murray began her career at Gant, where she remained for nine years before transitioning to Liz Claiborne. She assumed many different roles throughout her tenure at Claiborne, including President from 1998 to 2007. Ms. Murray serves on the board of the Marfan Foundation and the YMA. Ms. Murray received her Bachelor of Science degree from the University of Maryland.

William Sweedler joined the Board of Directors as Chairman on February 22, 2012 in connection with our financing transaction with TCP WR Acquisition, LLC. Mr. Sweedler is presently Co-Founder and Managing Partner of Tengram Capital Partners, a private equity firm focused on investments in the consumer and retail sectors, which Mr. Sweedler co-founded in 2011. Prior to that, Mr. Sweedler was the founder and Chief Executive Officer of Windsong Brands, a diversified brand development and investment company that specialized in the acquisition, growth, licensing, and comprehensive management of consumer branded intellectual property and businesses. Mr. Sweedler is currently a director at the following privately held companies: Tommie Copper, Luciano Barbera, Zanella and This Works, as well as a director of Differential Brands Group, Inc., a publicly traded company. Prior to founding Windsong Brands, he was President and Chief Executive Officer of Joe Boxer, a wholly-owned division of the Iconix Brand Group (Nasdaq: ICON) of which he was also an Executive Vice President and Director. Mr. Sweedler has a B.S. in Finance and Investments from Babson College. With over 25 years of experience in the consumer sector as an operator and strategic investor, Mr. Sweedler brings strategic vision and guidance to our company as Chairman of our Board of Directors.

Martha Stewart has served as the Company’s Chief Creative Officer and one of our directors since December 4, 2015. She joined the Board of Directors in connection with the MSLO merger and was selected to become a director because of her extensive entrepreneurial and media experience and her unique insight into operations and creative vision. Prior to joining the Company, Ms. Stewart was Founder, Chief Creative Officer and Non-Executive Chairman of the board of directors of Martha Stewart Living Omnimedia, Inc., which she founded in 1996 and sold to the Company on December 4, 2015. Ms. Stewart was the Chairman of the board of directors of MSLO from 1996 through June 2003, when she resigned as a director. She also served as Chief Executive Officer from 1996 until 2003. Ms. Stewart is an Emmy Award winning television show host, entrepreneur and bestselling author and is a trusted lifestyle expert and teacher. Ms. Stewart earned a bachelor’s degree in European history and architectural history from Barnard College.

Rodney S. Cohen is a nominee for election at the Annual Meeting.  He joined the Board of Directors on August 15, 2014 in connection with the Company’s acquisition of Galaxy Brand Holdings, Inc. and was selected to become a director because of his knowledge and experience in managing and developing brands and his two decades of private equity investing, operational restructuring and legal advisory work in a variety of sectors including commodities, natural resources, media, consumer, financial services, security and industrials. Mr. Cohen joined The Carlyle Group in 2010 and is currently a Managing Director and Co-Head of Carlyle Growth Partners and Carlyle Equity Opportunity Funds, which represent the U.S. smaller and middle market buyout activities of The Carlyle Group in North America. From 1996 through 2010, Mr. Cohen was Co-Managing Partner at Pegasus Capital Advisors, a middle-market investment firm. From 1993 to 1996, he consulted and managed several diverse business ventures. Prior to that, Mr. Cohen practiced law with Anderson Kill Olick and Oshinsky P.C. He serves as a trustee and executive committee member of the Randall’s Island Sports Foundation, on the Franklin and Marshall Leadership Council and as a board member of the After School All Stars. Mr. Cohen earned his J.D. from Columbia Law School where he was a Harlan Fiske Stone Scholar and his B.A. from Franklin and Marshall College.

Stewart Leonard, Jr. is a nominee for election at the Annual Meeting.  He joined the Board of Directors on May 1, 2013 and was selected to become a director because of his experience in the retail industry and his unique financial, operational and strategic expertise in matters facing corporations, including brand management, business development and governance. Mr. Leonard, Jr. is currently President and Chief Executive Officer of Stew Leonard’s, a unique family-owned and operated, farm-fresh food store. Mr. Leonard, Jr. became President and Chief Executive Officer of Stew Leonard’s in 1991 and during his tenure Stew Leonard’s has grown to include six supersized food stores and individual members of the Leonard family additionally operate ten stores in the tri-state area. The food stores are among the nation’s best performing per square foot, generating approximately $450 million in annual sales. The company also employs more than 2,500 team members and has been one of Fortune Magazine’s “100 Best Companies to Work For” ten years in a row. Mr. Leonard serves on non-profit boards for the Stew Leonard III Children’s Charities and the Global Foundation for Eating Disorders. Mr. Leonard, Jr. earned a B.S. degree from Ithaca College and received an MBA from UCLA.

Gary Johnson is a nominee for election at the Annual Meeting.  He joined the Board of Directors on May 1, 2013 and was selected to become a director because of his experience in both public and private equity owned companies in the financial services and direct marketing industries. Mr. Johnson currently serves as Chairman of the board of directors of CAN Capital, a 19‑year old financial services company that has funded over 100,000 small retail businesses with approximately $7 billion of capital. Prior to joining CAN Capital, from 1989 through 2012, Mr. Johnson served as

Chairman and Chief Executive Officer of Vertrue Inc., one the nation’s leading consumer marketing companies which was listed on Nasdaq from 1997 to 2007. Mr. Johnson earned a B.S. degree in civil engineering from Tufts University and received an MBA from Harvard Business School.

Al Gossett joined the Board of Directors on December 14, 2011 in connection with the restructuring of the ownership of our William Rast branded apparel business and was selected to become a director of the Company because of his experience in managing brands. Mr. Gossett is President and Chief Executive Officer of Gossett Automotive Group, which he founded in 1988. Gossett Automotive Group consists of 15 automotive dealerships located in Memphis, TN and is one of the largest privately owned automotive groups in the Mid-South Region. The various brands under his umbrella include two Volkswagen, two Kia, two Hyundai, Porsche, Audi, Chrysler, Jeep, Dodge, Ram, Mazda, Mitsubishi and FIAT. Mr. Gossett began his career in the automotive industry in 1975 and acquired his first franchise in 1988. During the course of his career, Mr. Gossett has chaired or served on a number of district, regional and national dealer boards within the industry, including Chrysler Financial, Volkswagen Financial, Capital One Bank, Chrysler, Jeep, Dodge, Volkswagen, Suzuki and the American International Automobile Dealers Association. He has received numerous awards for his accomplishments within the automotive industry. Mr. Gossett serves as the managing partner of JALP Clothing, LLC, a wholesale business engaged in the global distribution of apparel. Beginning in June 2009, Mr. Gossett has served on the board of directors of Landmark Community Bank which is located in Memphis and Nashville, Tennessee. An avid sports enthusiast, Mr. Gossett is in the ownership group of the Memphis Grizzlies, a NBA team located in Memphis, TN. He is active in charities supporting children in various capacities, and has been a strong supporter and advocate of St. Jude’s Children’s Research Hospital, Le Bonheur Children’s Hospital and Make-A-Wish, all located in Memphis, as well as many other causes and charities nationwide. Mr. Gossett attended Northwestern University.

Aaron Hollander joined the Board of Directors on September 11, 2013 and was selected to become a director of the Company because of his governance, financial reporting, accounting and risk management expertise gained through his service as the Chief Executive Officer of several corporations throughout his tenure, as well as his finance and accounting background. Mr. Hollander currently serves as, Chairman, Chief Executive Officer and President of First Aviation Services Inc., a leading worldwide provider of maintenance, repair and overhaul services to the aerospace industry, a position he has held since 2007. Mr. Hollander is also a Principal at First Equity Group, which he co-founded in 1985, advising the aerospace and defense industries on significant transactions impacting those sectors. From December 2001 to July 2009, Mr. Hollander served as the Chief Executive Officer of Skip Barber Racing School LLC and, from 1993 until February 2012, served as Chairman and the Chief Executive Officer of Imtek, LLC, an agency that provides direct marketing, printing, fulfillment, and location intelligence services to clients across a variety of industries. Prior to co-founding First Equity Group, Mr. Hollander worked for the Boston Consulting Group, and as a CPA and CMA with Arthur Young & Company (now Ernst & Young). Mr. Hollander received his B.S. in Economics from the Wharton School, University of Pennsylvania and earned an MBA with distinction from Harvard Business School.

Other Executive Officers

Peter Lops has served as our Chief Financial Officer since March 5, 2018. Prior to joining the Company, Mr. Lops was the Chief Operating Officer/Chief Financial Officer of Viacom’s Distribution and Business development division for nearly a decade. He originally joined Viacom as the Senior Vice President of Financial Planning and Analysis. He joined Viacom from FOX Television Stations, Inc. where he was the Vice President of Finance. Prior to that, Mr. Lops held financial positions at the National Football League serving as the Vice President of Financial Planning and Analysis, Finance Director of the Media and International Divisions and Corporate Controller. Earlier in his career, Mr. Lops was a Manager at Andersen LLP, where he earned his CPA. Peter received a B.A. in Economics and Business from Lafayette College.

Andrew Cooper has served as our President since August 22, 2016 and also served as our Interim Chief Financial Officer from September 1, 2017 through Mr. Lops’ appointment in March 2018. Prior to joining the Company, Mr. Cooper served as a Partner of Pegasus Capital Advisors and Chief Executive Officer of Universal Lubricants, a Pegasus Capital portfolio company from 2005. From 1998 to 2005, Mr. Cooper held the role of Senior Vice President at Priceline.com, where he was instrumental as part of the senior management team in building the company into a market leader. At Priceline.com he focused on several areas, including launching and managing a key business line and developing critical business infrastructure during a time of explosive growth. Mr. Cooper earned his B.A. in Economics and Public Policy from Duke University and earned a MBA from the Wharton School, University of Pennsylvania.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED IN THIS PROXY STATEMENT

CORPORATE GOVERNANCE

Meetings and Committees

The Board of Directors held four meetings during 2018. Each current director, while serving as a director, attended at least 75% of all the meetings of the Board of Directors and the committees on which such director served. While we have not established a policy with respect to members of the Board of Directors attending annual meetings, directors are generally expected to be in attendance at the annual meeting of stockholders. Our 2018 annual meeting of stockholders was attended in person or telephonically by three directors.

Our shares of common stock are listed on the Nasdaq Capital Market (“Nasdaq”) and are subject to the Nasdaq listing standards that require us to have a majority of our Board of Directors comprised of independent directors and separate committees comprised of independent directors. The Nasdaq definition of independent director includes a series of objective tests, and also requires a subjective review by the Board of Directors.

Pursuant to Nasdaq’s objective tests and the Board of Directors’ subjective review, the Board of Directors has affirmatively determined that five of our eight current directors, Messrs. Cohen, Gossett, Hollander, Johnson and Leonard, Jr., are “independent” as that term is defined in Rule 5605(a)(2) of the Nasdaq Stock Market’s Listing Rules. In assessing independence, the Board of Directors considered, among other things, the relationships and transactions described under “Certain Relationships and Related Transactions”. Mr. Sweedler does not meet the independence requirements of Rule 5605(a)(2) of the Nasdaq Stock Market’s Listing Rules because he is a managing member of Tengram Capital Associates (“TCA”), an entity affiliated with Tengram Capital Partners, L.P. (“TCP”), to which the Company made payments of  $0.7 million in 2018 (see “Certain Relationships and Related Transactions — Reportable Related Party Transactions” for further information). Ms. Murray is our Chief Executive Officer and Ms. Stewart is our Chief Creative Officer. In addition, the Company made payments of  $3.4 million to Ms. Stewart pursuant to the IP Agreements (as defined in “Certain Relationships and Related Transactions — Reportable Related Party Transactions”) and Ms. Stewart’s sister-in-law was employed by the Company as Senior Vice President, Financial Operations (see “Certain Relationships and Related Transactions — Reportable Related Party Transactions” for further information).

The Board of Directors has established a separately designated audit committee (the “Audit Committee”), compensation committee (the “Compensation Committee”) and nominating and governance committee (the “Governance Committee”) of the Board of Directors. Our Board of Directors may also establish special committees from time to time to perform specifically delegated functions. The Board of Directors has adopted written charters that govern the conduct and responsibilities of each of the Audit Committee, Compensation Committee and Governance Committee, copies of which may be found on our website at www.sequentialbrandsgroup.com in the section titled “Corporate Governance”. You may also request printed copies of the charters by sending written request to the Secretary at the address set forth on the cover of this Proxy Statement.

Audit Committee.   Our Audit Committee held five meetings during 2018. The Audit Committee is chaired by Mr. Hollander, and includes Mr. Gossett and Mr. Leonard, Jr., all of whom qualify as “independent” directors within the meaning of Rule 5605(a)(2) of the Nasdaq Stock Market’s Listing Rules and Rule 10A‑3(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Board of Directors has determined that Mr. Hollander qualifies as an audit committee “financial expert” within the meaning of the rules and regulations of the SEC and that each of our other Audit Committee members is able to read and understand fundamental financial statements and has substantial business experience that results in that member’s financial sophistication. Among other responsibilities, the Audit Committee reviews the scope and results of quarterly reviews and the year-end audit with management and the independent auditors, reviews and discusses the adequacy of our internal controls, and recommends to the Board of Directors selection of independent auditors for the coming year. The Audit Committee operates under a written charter, which was adopted by the Board of Directors and is available on our website www.sequentialbrandsgroup.com in the section titled “Corporate Governance”.

Compensation Committee.   Our Compensation Committee held two meetings during 2018, and separately acted by unanimous written consent on three occasions. The Compensation Committee is chaired by Mr. Johnson, and includes Mr. Hollander and Mr. Gossett, each of whom qualify as “independent” directors within the meaning of Rule 5605(a)(2) of the Nasdaq Stock Market’s Listing Rules, including the enhanced independence requirements applicable to members of compensation committees. The Compensation Committee is primarily responsible for determining the compensation of directors and executive officers and administering our equity compensation plans. In connection with its deliberations, the Compensation Committee considers the views of the management with respect to appropriate compensation levels of officers and directors and may engage compensation experts to provide independent advice regarding market trends and other competitive considerations. The Compensation Committee did not engage any third party consultants during the year ended December 31, 2018. The Compensation Committee operates under a written charter, which was adopted by the Board of Directors and is available on our website www.sequentialbrandsgroup.com in the section titled “Corporate Governance”. The Compensation Committee has the authority to delegate its responsibilities listed in the Compensation Committee charter to subcommittees comprised of one or more members of the Compensation Committee, or to the Company’s Chief Executive Officer with respect to the grants of equity awards to any of our officers other than officers subject to Section 16 of the Securities Exchange Act of 1934, if the Compensation Committee determines such delegation would be in the best interest of the Company.

Governance Committee.   Our Governance Committee includes Mr. Gossett, Mr. Johnson and Mr. Leonard, Jr., all of whom qualify as “independent” directors within the meaning of Rule 5605(a)(2) of the Nasdaq Stock Market’s Listing Rules. The Governance Committee reviews and makes recommendations regarding the functioning of the Board of Directors as an entity, assists the Board of Directors in defining and assessing qualifications for membership on the Board of Directors, identifies and recommends qualified individuals to serve as members of the Board of Directors and recommends corporate governance principles applicable to the Company. The Governance Committee did not meet in 2018 and acted by unanimous written consent on one occasion. The Governance Committee operates under a written charter, which was adopted by the Board of Directors and is available on our website www.sequentialbrandsgroup.com in the section titled “Corporate Governance.”

Director Nominations

The Governance Committee reviews persons who are candidates for election to our Board of Directors and makes a recommendation with respect to such candidates to our Board of Directors. Our full Board of Directors, then reviews those members of the Board of Directors who are candidates for election to our Board of Directors and makes the final determination regarding whether to nominate a candidate to the Board of Directors for election for the next term. The Governance Committee’s methods for identifying candidates for election to the Board of Directors (other than those proposed by our stockholders, as discussed below, and other than candidates that we are contractually obligated to nominate pursuant to written agreements) include the solicitation of ideas for possible candidates from a number of sources, including existing members of the Board of Directors, our executive officers, individuals personally known to the members of the Board of Directors and other research. We may also from time to time retain one or more third-party search firms to identify suitable candidates.

In carrying out its function to nominate candidates for election to our Board of Directors, upon recommendation from our Governance Committee, our Board of Directors considers the mix of skills, experience, character, commitment and diversity of background, all in the context of the requirements of our Board of Directors at that point in time. Our Board of Directors believes that each candidate should be an individual who has demonstrated integrity and ethics in such candidate’s personal and professional life, has an understanding of elements relevant to the success of a publicly-traded company and has established a record of professional accomplishment in such candidate’s chosen field. Each candidate should be prepared to participate fully in our Board of Directors’ activities, including attendance at and active participation in meetings of our Board of Directors, and not have other personal or professional commitments that would, in our Board of Directors’ judgment, interfere with or limit such candidate’s ability to do so. Our Board of Directors has no stated specific minimum qualifications that must be met by a candidate for a position on our Board of Directors.

Our Governance Committee and Board of Directors will consider nominees recommended by stockholders. For a stockholder recommendation to be considered by our Governance Committee and Board of Directors as a potential candidate at an annual meeting, the recommendation must be received on or before the deadline for receipt of stockholder proposals to be included in our proxy statement for such meeting. The recommendation should be addressed to our Secretary at c/o Sequential Brands Group, Inc., 601 West 26th Street, 9th Floor, New York, New York 10001. If a stockholder decides to nominate a candidate for director and solicits proxies for such candidate, the stockholder will need to follow the rules set forth by the SEC and in our amended and restated bylaws (the “Bylaws”) as they pertain to director nominations. A stockholder of the Company may nominate one or more persons for election as a director at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in the Bylaws, including the notice deadlines, which are discussed under “2020 Stockholder Proposals”. In addition, the notice must be made in writing and set forth as to each proposed nominee who is not an incumbent director (i) their name, age, business address and, if known, residence address, (ii) their principal occupation or employment, (iii) the class and number of shares of the Company’s stock owned beneficially and of record by such person and (iv) any other information concerning the nominee that must be disclosed respecting nominees in proxy solicitations pursuant to Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 14a‑11 thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

Based on the foregoing and the Company’s obligations pursuant to the Amended and Restated Stockholders Agreement, dated as of March 27, 2013, by and between the Company and TCP WR Acquisition, LLC (“TCP WR”), which provides TCP WR with the right to nominate a number of nominees for director such that the number of directors that will be serving on the Board of Directors (determined immediately following the election of directors and assuming that the director nominees designated by TCP WR are elected to the Board of Directors) that have been appointed or nominated by TCP WR equals three, the Board of Directors, upon the recommendation of the Governance Committee, nominated Rodney S. Cohen, Stewart Leonard, Jr. and Gary Johnson for re-election as Class II members of the Board of Directors, subject to stockholder approval, for a three-year term ending on or around the date of the 2022 annual meeting of stockholders.

Board Leadership Structure

In connection with the closing of our financing transaction with TCP WR in February 2012, Mr. Sweedler was appointed Chairman of our Board of Directors. In April 2017, Ms. Murray became our Chief Executive Officer, Secretary and a director. Additional information about Ms. Murray’s appointment can be found in our Compensation Discussion and Analysis below. The Board of Directors believes that its current leadership structure best serves the objectives of the Board of Directors’ oversight of management, the ability of the Board of Directors to carry out its roles and responsibilities on behalf of the stockholders and our overall corporate governance. The Board of Directors also believes that the current separation of the Chairman and Chief Executive Officer roles allows the Chief Executive Officer to focus her time and energy on operating and managing our business and leverages the experience and perspectives of our Chairman, who has a deep knowledge of the consumer industry and significant experience in managing and developing brands. The Board of Directors, however, periodically reviews the leadership structure and may make changes in the future.

Diversity

The Board of Directors does not have a formal policy with respect to director nominee diversity. In selecting nominees to the Board of Directors, the Board of Directors is committed to building and maintaining an ideal mix of talent and experience to achieve our business objectives in the current environment, and the Board of Directors assess the effectiveness of this process when reviewing the composition of the Board of Directors each year. In particular, the Board of Directors considers expertise, depth of knowledge in key areas that are important to us and diversity of thought, background, perspective and experience so as to facilitate robust debate and broad thinking on strategies and tactics pursued by us. The Board of Directors believes this diversity is demonstrated in the range of experiences, qualifications and skills of the current members of the Board of Directors.

Communications with the Board of Directors

You may communicate with our Board of Directors, or with any individual director, by sending communications via email to boardofdirectors@sbg-ny.com or by telephoning the Secretary at the Company’s principal executive offices, who will then relay the communications to the Board of Directors.

Communications are relayed to the Board of Directors, or to any individual director, depending on the facts and circumstances described in the communication. In that regard, the Board of Directors has requested that certain items that are unrelated to the duties and responsibilities of the Board of Directors be excluded, including junk mail and mass mailings, product complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be relayed, with the provision that any communication that is not relayed will be made available to any director upon such director’s request.

Any interested party, including any employee, may make confidential, anonymous submissions regarding questionable accounting or auditing matters or internal accounting controls and may communicate directly with the Chairman by letter to 601 West 26th Street, 9th Floor, New York, New York 10001, marked for the attention of the Chairman, as applicable.

Board Oversight of Risk Management

Our Board of Directors, as a whole and also at the committee level, is responsible for overseeing risk management. A fundamental part of risk management is not only understanding the risks we face and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of our Board of Directors in setting our business strategy is a key part of our assessment of risk management, including with respect to cybersecurity risks, and the determination of what constitutes an appropriate level of risk for the Company. Members of our Board of Directors discuss with management our major risk exposures, including with respect to the Company’s credit, liquidity, proposed acquisitions and operations as well as other risks associated with the Company’s business, their potential impact on the Company and the steps taken by management to manage these risks. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements as well as the Company’s benefit plans. The Audit Committee oversees management of financial risks and potential conflicts of interest with related parties. The Governance Committee oversees risks associated with the independence of the Board of Directors. In addition, our Board of Directors and its committees may retain, on such terms as they determine in their sole discretion, independent legal, financial and other consultants and advisors to advise and assist them in fulfilling their oversight responsibilities.

Code of Ethics and Business Conduct

We have adopted a written code of ethical conduct (the “Code of Ethics”) applicable to all members of the Board of Directors and to all of our employees and executive officers, including our Chief Executive Officer and Chief Financial Officer. The Code of Ethics constitutes a “code of ethics” as defined by applicable SEC rules and a “code of conduct” as defined by applicable Nasdaq Stock Market’s Listing Rules. Our Code of Ethics is also made available on our website located at www.sequentialbrandsgroup.com in the section titled “Corporate Governance.” You may also request a copy of the Code of Ethics by writing or calling us at:

Sequential Brands Group, Inc.
Attn: Investor Relations
601 West 26th Street, 9th Floor
New York, New York 10001
(646) 564‑2577

Any amendment or waiver of the Code of Ethics pertaining to a member of the Board of Directors or one of our executive officers will be disclosed on our website (www.sequentialbrandsgroup.com) within four business days. We granted no waivers under our Code of Ethics in 2018.

COMPENSATION DISCUSSION AND ANALYSIS

Determination of Executive Compensation

The Compensation Committee of the Board of Directors is responsible for overseeing the Company’s executive compensation policies and practices, including levels and structure of compensation for the Company’s executive officers, which are currently submitted to the Board of Directors for ratification. Specifically, among other things, the Compensation Committee is responsible for:

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Formulating, evaluating and approving compensation for the Company’s executive officers, including the Chief Executive Officer, Chief Financial Officer and President. The Company’s compensation policies are intended to reward executive officers for their contributions to the Company’s growth and profitability, and recognize individual initiative, leadership, achievement, and other valuable contributions to the Company. An additional goal is to provide competitive compensation that attracts and retains qualified and talented executive officers. The Compensation Committee may consult with the Chief Executive Officer and the Chief Financial Officer on the performance of the Company’s other executive officers. However, neither the Chief Executive Officer nor the Chief Financial Officer may be present during any Compensation Committee or Board deliberations or voting with respect to each of their own compensation packages;

•	Overseeing and approving all compensation programs involving the issuance of the Company’s stock and other equity securities under the Company’s long-term incentive plans;
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Annually assessing the risks associated with the Company’s compensation practices, policies and programs to determine whether the risks arising from such practices, policies and programs are appropriate or reasonably likely to have a material adverse effect on the Company;

•	Periodically reviewing compensation practices and trends of other companies to assess the reasonableness and adequacy of the Company’s executive compensation programs and policies; and
•	Securing the services of external compensation consultants or other experts, as necessary and appropriate.

Each year, the Compensation Committee reviews the Company’s executive officer compensation, including the compensation structure and levels of compensation paid to the executive officers in the prior year (as disclosed in the Summary Compensation Table on page 21 for our named executive officers), and determines any needed adjustments to our compensation policies and practices so that such policies and practices continue to reflect the Company’s commitment to aligning executive compensation practices with the interests of the Company’s stockholders.

Compensation Philosophy and Objectives

The Company’s overall compensation philosophy is to “pay for performance.” The Company’s compensation plans, policies and practices are designed to provide compensation that motivates executive officers to achieve corporate strategic and financial goals and to reward them for short- and long-term financial performance in order to maximize stockholder value. In addition, these plans, policies and practices and compensation paid thereunder are structured to be competitive with other companies in order to attract and retain high performing executive talent. The Company’s executive compensation program is designed specifically to:

•	Support the achievement of the Company’s short- and long-term strategic and financial objectives;
•	Reward executive officers for continuous improvement of financial metrics;
•	Align executive interests with the interests of our stockholders; and
•	Attract and retain highly talented, results-driven executive officers.

2018 Highlights

The following individuals served as our Chief Executive Officer (principal executive officer), Chief Financial Officers (principal financial officer), Chief Creative Officer and President during the year ended December 31, 2018. We did not have any other individuals who served as executive officers during 2018 and whose total compensation exceeded $100,000 during the year ended December 31, 2018. We refer to the below persons as the “named executive officers”:

•	Ms. Karen Murray — Chief Executive Officer
•	Mr. Peter Lops — Chief Financial Officer (appointed March 5, 2018)
•	Ms. Martha Stewart — Chief Creative Officer
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Mr. Andrew Cooper — President and Former Interim Chief Financial Officer (Acted as interim principal financial officer through March 19, 2018.  On and following such date, Mr. Cooper continued his role as President.)

The Company made the following key decisions for 2018 with respect to its compensation policies to continue management’s focus on driving stockholder value:

•	The named executive officers’ annual base salaries were set as follows for 2018:
o	Ms. Murray — No change from 2017;
o	Mr. Lops — Appointed Chief Financial Officer on March 5, 2018 with an initial base salary of $425,000, which was set at a competitive level intended to attract and retain Mr. Lops;
o	Ms. Stewart — No change from 2017; and
o	Mr. Cooper — Increased $25,000 from $525,000 to $550,000 pursuant to the terms of his employment agreement negotiated in 2016;
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The Company established its 2018 annual bonus program for all named executive officers, other than Ms. Stewart, based on the attainment of an adjusted EBITDA target established by the Compensation Committee.

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The Compensation Committee approved grants of time- and performance stock units (“PSUs”) and time-based restricted stock units to Mr. Lops in connection with his hiring and grants of restricted stock units to Ms. Stewart for her efforts in driving new business.

In setting compensation for its named executive officers for 2018 the Compensation Committee considered a variety of factors, including the scope and impact of the named executive officer’s role, the expectations for the executive officer, market compensation levels and contributions made by the named executive officer beyond such named executive officer’s formal position and the Company’s performance against budget.

Chief Financial Officer Transition

On February 27, 2018, the Board of Directors appointed Mr. Peter Lops to serve as the Company’s Chief Financial Officer effective as of March 5, 2018. On this same date, Ms. Lops and the Company entered into an employment agreement (the “CFO Employment Agreement”) on a form similar to the agreements that the Company has entered into with its Chief Executive Officer and President. The term of the CFO Employment Agreement runs through March 5, 2021. Under this agreement, Mr. Lops is to receive an annual base salary of $425,000 for the first year of the CFO Employment Agreement and $450,000 for the second and third years of his agreement. His base salary is subject to review each March 5th. The CFO Employment Agreement also provides that Mr. Lops will be eligible to participate in the Company’s annual bonus program for executives and will have a target annual bonus opportunity equal to 75% of his base salary, based upon the Company achieving certain adjusted EBITDA performance targets determined by the Board. In accordance with this agreement, Mr. Lops’ annual bonus earned for 2018 was pro-rated for his partial year of service.

In connection with the commencement of his employment, the Company granted Mr. Lops 75,000 restricted stock units vesting in three equal annual installments and 200,000 PSUs that will be eligible for vesting over 2018 and 2019 subject to achievement of certain performance goals.

The CFO Employment Agreement also provides that Mr. Lops will be entitled to certain severance benefits if his employment ceases under specified circumstances. If Mr. Lops is terminated without cause or resigns for good reason, he will receive (i) an amount equal to the base salary he would have received if he had remained employed through the term of the CFO Employment Agreement, or, if less, at least six month’s base salary, (ii) any annual bonus earned, but unpaid for a prior year; (iii) if such resignation or termination occurs following the first fiscal quarter of a year, a pro-rata portion of his annual bonus for the year of termination, based on actual results for such year, (iv) subsidized COBRA coverage for up to 18 months and (v) full vesting of any unvested portion of the time-based restricted stock units and PSUs granted upon his commencement of employment. Payment of these severance benefits is subject to the requirement that Mr. Lops execute a release of claims against the Company and its affiliates. If the Company does not offer Mr. Lops a new employment agreement that is substantially comparable to or more favorable than the CFO Employment Agreement and Mr. Lops’ employment terminates at the end of the term of the CFO Employment Agreement, he will receive continued payment of his base salary for six months. Finally, the CFO Employment Agreement also contains customary confidentiality, non-competition, non-solicitation, intellectual property and indemnification provisions.

Mr. Cooper was named interim Chief Financial Officer effective September 1, 2017, and acted in such role until Mr. Lops was appointed Chief Financial Officer.

Results of the Company’s 2018 Say-on-Pay Vote

At the Company’s annual meeting of stockholders held in June 2018, the Company’s stockholders were asked to approve the compensation paid to the Company’s named executive officers for fiscal 2017. A substantial majority of the votes cast on the say-on-pay proposal at that annual meeting were voted in favor of the proposal with a material increase in the approval level over the vote at the Company’s 2017 annual meeting of stockholders.

The Company regularly engages with our stockholders to discuss a variety of aspects of our business and welcomes stockholder input and feedback, including on compensation matters.  The Compensation Committee believes that the say-on-pay vote serves as an additional tool to guide the Board of Directors and the Compensation Committee in ensuring alignment of the Company’s executive compensation programs with stockholder interests. The Compensation Committee has not made any significant changes to the compensation program as a result of the 2018 say-on-pay vote and believes that the results from the Company’s 2018 say-on-pay vote reaffirm stockholder support of the Company’s approach to executive compensation.

The Compensation Committee continues to work so that the design of the Company’s executive compensation program is focused on long-term stockholder value creation, emphasizes pay for performance and does not encourage imprudent short-term risks. The Compensation Committee also uses the say-on-pay vote as a guidepost for stockholder sentiment and believes it is critical to maintain and continually develop this program to promote ongoing stockholder engagement, communication and transparency.

Elements of Compensation

Annual Cash Compensation

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Base Salary provides a portion of compensation that is fixed to provide executive officers with a certain level of financial security and to attract and retain critical talent. Each executive officer’s base salary level is designed to compensate the executive officer in a way that is competitive and indicative of his or her knowledge, skills, abilities and future potential. When making base salary adjustments, the Compensation Committee considers the performance of the Company, the overall performance and future potential of the individual executive officer, the economic environment and competitive pay positioning.
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Annual Performance Bonus for all of our named executive officers, other than Ms. Stewart, is based on the attainment of an adjusted EBITDA target established by the Compensation Committee. The annual performance bonus is consistent with the Company’s pay for performance philosophy in that it requires the Company to meet financial objectives in order for bonus compensation to become payable. In addition, the design fosters teamwork and creates the incentive for each executive officer to work towards the Company, as a whole, being successful. The Compensation Committee believes this metric is a strong indicator of financial performance and that linking bonus compensation to the achievement of adjusted EBITDA targets closely aligns the financial interests of the executive officers with the interests of stockholders.

o

As provided in Ms. Murray’s and Messrs. Cooper’s and Lops’ respective employment agreements, the annual performance bonus target for these named executive officers was set as a percentage of such named executive officer’s base salary equal to 100% of base salary for Ms. Murray, 125% of base salary for Mr. Cooper and 75% of base salary for Mr. Lops. For 2018, the Compensation Committee confirmed that the Company achieved 90% or more but less than 100% of its adjusted EBITDA target for the year. The adjusted EBITDA target was set to be achievable, but encourage growth over the prior year’s performance. The adjustments made to EBITDA include deal advisory costs, non-cash stock-based compensation, MSLO shareholder and pre-acquisition litigation costs, write-off of deferred financing costs, debt refinancing costs, non-cash mark-to-market adjustments on equity securities, loss on sale of assets, net of non-controlling interests, non-cash impairment of trademarks, net of non-controlling interests and other immaterial amounts that are not representative of the Company’s day-to-day licensing business. Each executive officer’s annual performance bonus is determined based on the level of achievement of the performance bonus target. Pursuant to Ms. Murray’s and Messrs. Cooper’s and Lops’ respective employment agreement, if performance is 90% or more but less than 100% of the target, 75% of the target annual bonus will be paid; if performance is 80% or more but less than 90% of target, 50% of the target bonus will be paid; and if performance is less than 80%, no bonus will be paid. Given the above target achievement of the adjusted EBITDA performance goal for 2018, Ms. Murray and Mr. Cooper received 75% of their annual performance bonus for 2018 and Mr. Lops’ received 75% of his annual performance bonus prorated for his partial year of employment. See the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” for the 2018 annual incentive bonuses paid to each participating named executive officer.

o

Ms. Stewart does not participate in our annual performance bonus program, but rather is entitled to bonuses only as determined in the discretion of our Board of Directors and the Company’s Chief Executive Officer and did not receive any bonus for 2018. However, pursuant to her employment agreement, Ms. Stewart is entitled to an amount for each calendar year of her employment period equal to 10% of the total revenues (including, without limitation, licensing royalties) earned and received by the Company from the licensing of the Martha Stewart brand (including, all associated and related marks, but excluding publishing and media) during such calendar year in excess of $46,000,000. No such payment was earned for 2018.

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A guaranteed annual payment of $1,300,000 is provided for Ms. Stewart under her employment agreement for each calendar year of her employment period. This amount is pro-rated for partial years of service and is payable in installments in accordance with the Company’s customary payroll practices. For 2018, Ms. Stewart received $1,300,000 under this provision of her employment agreement.

Long-Term Incentive Compensation

The Compensation Committee believes long-term incentives are beneficial to stockholders and a key component of overall executive compensation. The primary focus in granting long-term incentives is to:

•	Align executive officers’ financial interest with the long-term interests of our stockholders;
•	Support the achievement of strategic objectives and goals, which tend to be longer-term;

•	Focus executive officers’ behavior on long-term value creation;
•	Promote executive officers’ retention by providing financial rewards that are achieved over a period of years; and
•	Provide executive officers with an opportunity to acquire an ownership interest in the Company.

Over the years, we have used a combination of two forms of long-term equity compensation: time-based restricted stock and restricted stock units and PSUs. The Compensation Committee considers the value of the award as a component of total direct compensation. In deciding which type of equity award to grant to executive officers, the Compensation Committee may consider the number of shares necessary to deliver the intended value appropriate for each named executive officer and his or her position and level of responsibility within the Company. The Company’s intent is to focus executive officers on driving stockholder value by placing more emphasis on pure performance-based compensation, as PSUs have no value unless the Company achieves certain performance metrics.

All equity awards are granted pursuant to, and are subject to the terms and conditions of, the Sequential Brands Group, Inc. 2013 Stock Incentive Compensation Plan (the “2013 Stock Incentive Plan”), which we assumed in 2015.

Given her prior year equity awards, current share holdings and entitlement to certain other payments as more fully described in “Executive Compensation — Summary of Employment Agreements” below, Ms. Murray was not granted any equity awards in 2018.

Time-Based Restricted Stock and Restricted Stock Units

Time-based restricted stock and restricted stock units typically vest over a three-year period after the grant date. While restricted stock and restricted stock units have inherent intrinsic value when granted, they deliver greater value as the price of the Company’s common stock appreciates over time. The intrinsic value at grant date tends to provide continued incentive even if the stock price decreases following the grant date and, as such, they continue to motivate executive officers to sustain their efforts towards achieving corporate goals. If the executive officer terminates employment before vesting occurs, all unvested shares or units are cancelled immediately, unless otherwise stipulated in the respective employment agreement.

The Company granted 300,000 restricted stock units to Ms. Stewart in 2018 in recognition of her efforts in driving new business. The Company granted 75,000 time-based restricted stock units to Mr. Lops in 2018 in connection with his commencement of employment with the Company which is described in more detail in “Executive Compensation — Summary of Employment Agreements”. No time-based restricted stock units were granted to Ms. Murray or Mr. Cooper in 2018. No restricted stock was granted to our named executive officers in 2018.

Performance Stock Units

On August 22, 2016, the Company granted 375,000 PSUs to Mr. Cooper under the 2013 Stock Incentive Plan. For 250,000 of such PSUs vesting was to occur in equal installments on December 31, 2017, 2018 and 2019 subject to achievement of specified performance metrics. For these PSUs, the Company’s performance metrics included two targets, weighted as follows: (i) 66.7% for the achievement of 110% or greater of the Company’s Board approved annual budget for adjusted EBITDA and (ii) 33.3% for the achievement of other performance criteria which may be established in the discretion of the Compensation Committee. The specific performance metrics were set at a level that was designed to be achievable, but require growth over the relevant performance period.  Based on 2017 performance, 27,722 shares were issued under this award, and based on 2018 performance, 27,750 shares were issued under this award. These PSUs contain both carryback and carryforward rights whereby any overage from a given performance period could be applied to earn awards during a period in which the Company does not achieve the pre-established targets. The remaining 125,000 PSUs approved in 2016 are granted in equal annual increments based on the attainment of certain performance targets as determined the Compensation Committee and the Chief Executive Officer in consultation with Mr. Cooper.  Based on attainment of the performance targets set for the awards granted in 2018, which were set at a level intended to require significant effort, but be attainable, 83,250 shares were issued in settlement of this award in 2018.

On April 3, 2017, the Company granted 175,000 PSUs to Ms. Murray under the 2013 Stock Incentive Plan. The PSUs are subject to achievement of the below specified performance metrics, and vest in equal installments on December 31, 2017, 2018 and 2019. For these PSUs, the Company’s performance metrics were set at (i) achievement of 90% or greater of the adjusted EBITDA target for 2017, (ii) achievement of 95% or greater of the adjusted EBITDA target for 2018 and (iii) achievement of 100% or greater of the adjusted EBITDA target for 2019. The Company achieved the performance metric for 2018. This resulted in the issuance of 58,275 shares of fully vested stock to Ms. Murray on March 27, 2018.

On August 15, 2017, the Company granted 300,000 PSUs to Ms. Murray under the 2013 Stock Incentive Plan. The PSUs are subject to achievement of the same performance metrics discussed above for the August 22, 2016 grant for Mr. Cooper, and vest in equal installments on December 31, 2017, 2018 and 2019, subject to achievement of such metrics. Based on 2017 performance, 33,267 shares were issued in settlement of this award, and based on 2018 performance, 33,300 shares were issued in settlement of this award. These PSUs contain both carryback and carryforward rights whereby any overage from a given performance period could be applied to earn awards during a period in which the Company does not achieve the pre-established targets.

On March 5, 2018, the Company granted 200,000 PSUs to Mr. Lops under the 2013 Stock Incentive Plan. The PSUs are subject to achievement of the same performance metrics discussed above for the August 22, 2016 grant for Mr. Cooper and the August 15, 2017 grant for Ms. Murray, and vest in equal installments on December 31, 2018 and 2019, subject to achievement of such metrics. Based on 2018 performance, 33,333 shares were issued in settlement of this award. These PSUs contain both carryback and carryforward rights whereby any overage from a given performance period could be applied to earn awards during a period in which the Company does not achieve the pre-established targets.

Executive Employment Agreements

The Company believes employment agreements are an effective recruiting and retention tool for its executive officers. The Company also believes employment agreements help protect certain interests of the Company by prohibiting post-termination competition, disclosure of confidential information and solicitation of employees and customers. All of the Company’s employment agreements have severance provisions and noncompetition and nondisclosure clauses, which encourage executive officers to remain committed to the business and discourage them from collaborating with competitors in order to prevent critical confidential information from leaking to competitors. In addition, all employment agreements require executives to release all claims against the Company in order to receive severance payments. To that end, the Company has entered into employment agreements with each of our named executive officers, the terms of which are described in more detail in “Executive Compensation — Summary of Employment Agreements”.

Benefits and Other Compensation

Retirement Plans

The Company believes that providing retirement benefits allows the Company to be competitive in attracting and retaining talented executives and to reward executive officers for long-time service to the Company. Old Sequential and MSLO established 401(k) plans as a tax qualified retirement savings plans, which we have assumed, pursuant to which the Company’s employees, including the executive officers, are able to make pre-tax contributions from their eligible compensation. The Company made a matching contribution for all participants during 2018. This matching contribution is reflected in the “Summary Compensation Table” in the column titled “All Other Compensation”.

Perquisites and Other Personal Benefits

The Company also provides the executive officers with limited perquisites and other personal benefits that the Compensation Committee believes are reasonable and consistent with the Company’s overall compensation program to better enable the Company to attract and retain superior executive talent. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to the executive officers, which include a travel or car allowance for Ms. Murray, Mr. Lops and Mr. Cooper. The costs associated with providing these benefits for the executive officers are reflected in the “Summary Compensation Table” in the column titled “All Other Compensation”. By reason of her unique position as a performer and her unparalleled role in supporting and developing the Martha Stewart brand, which require her to undertake extensive travel, make a substantial number of on-camera and personal appearances and require her to be constantly in the public eye, we pay for a number of expenses to assist Ms. Stewart in fulfilling these Company responsibilities that, under SEC regulations, are required to be reported as perquisites. For more information on these benefits, see the “All Other Compensation” column of the Summary Compensation Table on page 21.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” section of this Proxy Statement as required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” section be included in this Proxy Statement on Schedule 14A and the 2018 Annual Report on Form 10‑K.

COMPENSATION COMMITTEE

Gary Johnson, Chairman
Al Gossett
Aaron Hollander

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides certain information concerning the compensation for services rendered to us during the years ended December 31, 2018, 2017 and 2016 by our named executive officers.

					Non-Equity
				Stock	Incentive Plan	All Other
		Salary	Bonus(2)	Awards(3)	Compensation(4)	Compensation(5)	Total
Name and Principal Position(1)	Year	($)	($)	($)	($)	($)	($)
Karen Murray Chief Executive Officer	2018	$600,000	$—	$—	$450,000	$27,500	$1,077,500
	2017	$450,000	$62,500	$1,849,750	$337,500	$7,146	$2,706,896
Peter Lops Chief Financial Officer	2018	351,170	—	657,250	199,219	25,337	1,232,976
Martha Stewart Chief Creative Officer	2018	500,000	1,300,000	636,000	—	3,493,147	5,929,147
	2017	500,000	1,300,000	—	—	4,760,174	6,560,174
	2016	500,000	1,300,000	—	—	3,240,127	5,040,127
Andrew Cooper President	2018	550,000	—	241,250	515,625	29,000	1,335,875
	2017	525,000	—	—	492,188	18,000	1,035,188
	2016	182,051	275,000	3,001,000	—	6,754	3,464,805

(1)

Ms. Murray was hired as our Chief Executive Officer effective as of April 3, 2017. Mr. Cooper also served as Interim Chief Financial Officer from September 1, 2017 until Mr. Mr. Lops was hired to that position effective March 19, 2018.

(2)

For 2018, the amounts reported in this column represent for Ms. Stewart, the annual guaranteed payment payable during 2018 as provided for under her employment agreement, as discussed in further detail below.

(3)

The amounts in this column represent the grant date fair value calculated in accordance with Financial Accounting Standards Board, Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“ASC Topic 718”). The stock awards granted in 2018 comprised the following: (i) Mr. Lops, restricted stock units and PSUs; (ii) Ms. Stewart, restricted stock units; and (iii) Mr. Cooper, PSUs. For additional information on the valuation assumptions with respect to the stock awards granted, please see Note 15 to our consolidated financial statements included in the 2018 Annual Report. The amount reported above for 2018 assumes achievement of the maximum performance levels for PSUs granted and does not reflect the actual value that may be realized by Mr. Lops and Mr. Cooper, which depends on the value of our shares in the future.

(4)

The amounts reported in this column represent annual performance bonus payouts paid under our annual cash bonus program. For more information on this program for 2018, see “Elements of Compensation — Annual Cash Compensation — Annual Performance Bonus” above.

(5)

The amounts set forth in this column for 2018 represent: (i) for Ms. Murray, various travel allowances ($16,500), and Company-paid 401(k) match ($11,000); (ii) for Mr. Lops, a car allowance ($15,000) and Company-paid 401(k) match ($10,337);  (iii) for Mr. Cooper, a car allowance ($18,000) and Company-paid 401(k) match ($11,000); and (iv) for Ms. Stewart, (a) $2,100,114 in connection with the Intangible Asset Agreement, which is described in more detail in “Certain Relationships and Related Transactions — Agreements with Ms. Stewart”, (b) Company-paid 401(k) match ($11,000) and (c) $1,382,033 of expenses incurred by reason of her unique position as a performer and her unparalleled role in supporting and developing the Martha Stewart brand, which require her to undertake extensive travel, make a substantial number of on-camera and personal appearances and require her to be constantly in the public eye. We pay for a number of expenses to assist Ms. Stewart in fulfilling these Company responsibilities that, under SEC regulations, are required to be reported as perquisites. The $1,382,033 includes the following: (i) $523,863 for security services, (ii) $162,249 for expenses related to personal fitness, wellness, beauty and wardrobe provided in her capacity as on-air and in-person talent, (iii) $468,361 for non-business travel expenses, (iv) $162,393 for utilities and telecommunication services and (v) $65,167 of personnel costs for individuals performing work for Ms. Stewart and other similar expenses.

Grants of Plan-Based Awards

The following table sets forth the information concerning the grants of plan-based compensation to each named executive officer during the year ended December 31, 2018. The equity awards described below were made under the 2013 Stock Incentive Plan. As discussed above, Ms. Stewart did not participate in our annual cash bonus program in 2018.

		Estimated future			Estimated future			All other
		payments under			payments under			stock awards:	Grant date
		non-equity incentive			equity incentive			Number of	fair value
		plan awards			plan awards			Shares of	of stock
	Grant	Threshold	Target(1)	Maximum	Threshold	Target(2)	Maximum	Stock or	and option
Name	Date	($)	($)	($)	(#)	(#)	(#)	Units(3)	awards(4)
Karen Murray		300,000	600,000	600,000
Peter Lops	March 5, 2018				—	—	—	75,000	179,250
	March 5, 2018				—	200,000	—	—	478,000
		132,813	265,625	265,625
Martha Stewart	July 24, 2018				—	—	—	300,000	636,000
Andrew Cooper	August 22, 2018				—	125,000	—	—	241,250
		328,125	656,250	656,250

(1)

The Target column reflects the award granted if we were to achieve our full 2018 performance targets under our annual cash performance bonus plan. Represents annual performance bonus target of 100% for Ms. Murray, 75% for Mr. Lops and 125% for Mr. Cooper, in each case of the named executive officer’s annual salary. For each executive, if performance is 90% or more but less than 100%, 75% of annual bonus will be paid and if performance is 80% or more but less than 90% of target, 50% of annual bonus will be paid. If performance is less than 80% no bonus is paid. See “Compensation Discussion and Analysis — Elements of Compensation — Annual Cash Compensation.” Actual amounts received in respect of these bonuses are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation table above. Mr. Lops’ bonus threshold and target have been pro-rated for his partial year of employment per the terms of his employment agreement.

(2)

Reflects PSUs that, generally subject to achieving specified performance metrics, will vest in equal installments on December 31, 2018 and 2019 for Mr. Lops and will vest 66.6% and 33.4% on August 22, 2018 and 2019, respectively, for Mr. Cooper. The PSU awards provide for a single payout level. The Target column reflects the target number of shares that would be issued if we were to achieve target level performance. The PSUs for Mr. Lops contain carryforward rights. The Committee approved vesting of 33,333 shares subject to Mr. Lops’ March 5, 2018 grant and 83,250 shares subject to Mr. Cooper’s August 22, 2018 grant. See “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Incentive Compensation.”

(3)

Represents 75,000 time-based restricted stock units granted to Mr. Lops that will vest in equal installments on March 5, 2019, 2020 and 2021 subject to his continued employment and 300,000 restricted stock units granted to Ms. Stewart that were fully vested on grant date.

(4)

Represents total grant date fair value of time-based restricted stock units and PSUs as determined in accordance with ASC Topic 718. For additional information on the valuation assumptions with respect to stock awards granted, please see Note 15 to our consolidated financial statements included in the 2018 Annual Report.

Summary of Employment Agreements

Certain of the amounts set forth in the “Summary Compensation Table” and the “Grants of Plan-Based Awards” table are provided for in employment agreements. The material terms of such agreements with our named executive officers are summarized below:

Karen Murray.   On March 22, 2017, Ms. Murray and the company entered into an employment agreement (the “CEO Employment Agreement”). The term of the CEO Employment Agreement runs through March 31, 2020. Under the terms of the CEO Employment Agreement, Ms. Murray will receive an annual base salary of $600,000, which may be increased from time to time at the discretion of the Board. The CEO Employment Agreement also provides that Ms. Murray will be eligible to participate in the Company’s annual bonus program for executives and will have a target annual bonus opportunity equal to 100% of her base salary, based upon the Company achieving certain adjusted EBITDA performance targets determined by the Board.

In connection with the commencement of her employment, the Company granted to Ms. Murray 100,000 restricted stock units vesting in three equal annual installments and 175,000 PSUs to be eligible for vesting over calendar years 2017, 2018 and 2019 subject to achievement of performance goals.

The CEO Employment Agreement also provides that Ms. Murray will be entitled to certain severance benefits if her employment ceases under specified circumstances. If Ms. Murray is terminated by the Company without Cause or by Ms. Murray for Good Reason, Ms. Murray will be entitled to receive (i) an amount equal to the base salary Ms. Murray would have received if Ms. Murray had remained employed through the term of the CEO Employment Agreement, (ii) a pro-rata portion of Ms. Murray’s annual bonus for the year of termination, based on actual results for such year, (iii) subsidized COBRA coverage for up to 18 months and (iv) full vesting of any unvested portion of the 100,000 time-based restricted stock units granted upon her commencement of employment. Payment of these severance benefits is subject to the requirement that Ms. Murray execute a release of claims against the Company and its affiliates. If the Company does not offer Ms. Murray a new employment agreement that is substantially comparable to or more favorable than the CEO Employment Agreement and Ms. Murray resigns at the end of the term of the Employment Agreement, she will receive continued payment of her base salary for six months.

Pursuant to the terms of the CEO Employment Agreement, Ms. Murray is also subject to customary (i) confidentiality provisions, (ii) non-competition provisions during the term and for twelve months thereafter, and (iii) non-solicitation provisions during the term and for a period of twelve months thereafter with respect to the Company’s employees and customers.

Peter Lops.   On February 27, 2018, Mr. Lops and the Company entered into an employment agreement (the “CFO Employment Agreement”) on a form similar to the CEO Employment Agreement. The term of the CFO Employment Agreement runs through March 5, 2021. Under this agreement, Mr. Lops is to receive an annual base salary of $425,000 for the first year of the CFO Employment Agreement and $450,000 for the second and third years of his agreement. His base salary is subject to review each March 5th. The CFO Employment Agreement also provides that Mr. Lops will be eligible to participate in the Company’s annual bonus program for executives and will have a target annual bonus opportunity equal to 75% of his base salary, based upon the Company achieving certain adjusted EBITDA performance targets determined by the Board. In connection with the commencement of his employment, the Company granted Mr. Lops 75,000 restricted stock units vesting in three equal annual installments and 200,000 PSUs to be eligible for vesting over 2018 and 2019 subject to achievement of certain performance goals.

The CFO Employment Agreement also provides that Mr. Lops will be entitled to certain severance benefits if his employment ceases under specified circumstances. If Mr. Lops is terminated without cause or resigns for good reason, he will receive (i) an amount equal to the base salary he would have received if he had remained employed through the term of the CFO Employment Agreement, or, if less, at least six month’s base salary, (ii) any annual bonus earned, but unpaid for a prior year; (iii) if such resignation or termination occurs following the first fiscal quarter of a year, a pro-rata portion of his annual bonus for the year of termination, based on actual results for such year, (iv) subsidized COBRA coverage for up to 18 months and (v) full vesting of any unvested portion of the restricted stock units and PSUs granted upon his commencement of employment. Payment of these severance benefits is subject to the requirement that Mr. Lops execute a release of claims against the Company and its affiliates. If the Company does not offer Mr. Lops a new employment agreement that is substantially comparable to or more favorable than the CFO Employment Agreement and Mr. Lops’ employment terminates at the end of the term of the CFO Employment Agreement, he will receive continued payment of his base salary for six months. Finally, the CFO Employment Agreement also contains customary confidentiality, non-competition, non-solicitation, intellectual property and indemnification provisions.

Martha Stewart.   In connection with the closing of the Company’s acquisition of MSLO, the Company entered into an agreement with Ms. Stewart for an initial term continuing through December 31, 2020. The employment agreement will be automatically extended for an additional five years if gross licensing revenues exceed specified thresholds. In the event that the employment agreement is not renewed after its initial term because the extension threshold is not met, Ms. Stewart instead will consult for the Company through December 31, 2025, and for these services will receive an annual consulting fee ranging from $1.5 million to $4.5 million, determined annually based on gross licensing revenues. During the term of her employment agreement, Ms. Stewart will, among other things, serve as Chief Creative Officer of the Company and will be entitled to receive, among other things, (i) an annual base salary of  $500,000 per year, (ii) a guaranteed annual payment of  $1.3 million (the “Guaranteed Payment”), (iii) annual payments of 10% of the gross licensing revenues, in excess of a specified threshold (the “Incentive Payment”), (iv) the opportunity to earn an annual bonus as determined by the Board of Directors and Chief Executive Officer, and (v) payment of certain of Ms. Stewart’s expenses, up to an annual maximum amount of  $1.5 million. In addition, and regardless of whether Ms. Stewart remains employed with the Company, beginning in 2026 and ending on the later of December 31, 2030 or the date of her death, the Company will pay to Ms. Stewart 3.5% of the annual gross licensing revenues for each such year.

In the event Ms. Stewart’s employment is terminated by the Company “without cause” or by Ms. Stewart for “good reason,” each as defined in Ms. Stewart’s employment agreement, Ms. Stewart will be entitled to, among other things, continued payments of  (a) her base salary, the Guaranteed Payment, the Incentive Payment and reimbursement of expenses, all as if Ms. Stewart had remained employed through the end of the then-current term, and (b) continuation of certain benefits and perquisites for a specified period of time post-termination. If such termination occurs upon or prior to the end of the initial term of the employment agreement, and if the term (i) would have been extended under the terms of the agreement, the payments in clause (a) above will continue through December 31, 2025, the end of what would have been the extended term, and (ii) would not have been extended under the terms of the agreement, then Ms. Stewart will receive the consulting fee as described above. These payments are described further under “Potential Payments Upon Termination or Change in Control” below.

Andrew Cooper.   On August 22, 2016, the Company entered into an employment agreement (the “President Employment Agreement”) with Mr. Cooper for a term continuing through December 31, 2019. Pursuant to the President Employment Agreement, during the term of his employment, Mr. Cooper will receive a base salary of not less than $525,000 for the 2017 calendar year, $550,000 for calendar year 2018 and $575,000 for calendar year 2019. Mr. Cooper will be eligible to receive an annual cash performance bonus of up to 125% his then current base salary based on the attainment of an adjusted EBITDA target established by the Compensation Committee. In addition, the President Employment Agreement provided for an equity compensation grant to Mr. Cooper in 2016 of 550,000 restricted stock units, of which 175,000 was in the form of time-based restricted stock units, vesting in equal installments on the employment date anniversary of each of 2017, 2018 and 2019, and 250,000 PSUs may vest based on the Company’s attainment of certain performance targets, vesting in equal installments on the last calendar day of each of 2017, 2018 and 2019, subject to certain catch-up provisions if the performance targets are not met in one year but are met in a subsequent year and 125,000 PSUs will be granted in equal annual increments based on the attainment of certain performance targets as determined the Compensation Committee and the Chief Executive Officer in consultation with Mr. Cooper.

In the event Mr. Cooper’s employment is terminated by the Company without Cause or by Mr. Cooper for Good Reason, each as defined in the President Employment Agreement, Mr. Cooper will be entitled to receive, among other things, (i) an amount equal to 2.0 times the sum of  (x) the then-current Base Salary and (y) the greater of  (1) the actual Annual Bonus for the year immediately preceding the year in which the date of termination occurs or (2) 125% of the then-current Base Salary, (ii) any Annual Bonus earned but unpaid for the prior year, (iii) in the event such resignation or termination occurs following the Company’s first fiscal quarter of any year, a pro-rated Annual Bonus for the year in which Mr. Cooper’s employment was terminated, and (iv) subsidized COBRA coverage for up to 18 months. In addition, any unvested portion of Mr. Cooper’s time-based restricted stock units and PSUs (including the 125,000 PSUs to be granted in future years) (or any other equity awards) shall accelerate and become fully vested on the date of such termination. In addition, the President Employment Agreement provides that, if, by July 1, 2019, the Company has not offered Mr. Cooper a new employment agreement comparable to the current agreement and Mr. Cooper decides not to continue employment, Mr. Cooper will be entitled to receive, among other things, (i) six (6) months of the then-current Base Salary, (ii) the Annual Bonus for 2019 on the date such bonus would have been paid if Mr. Cooper remained an employee of the Company and (iii) any unvested time-based equity awards that would have vested in 2020 had Mr. Cooper remained an employee of the Company will accelerate and vest in full and any unvested performance-based equity awards that would have vested based on performance in 2020 will remain outstanding and eligible to vest in accordance with their terms.

Pursuant to the terms of the President Employment Agreement, Mr. Cooper is also subject to customary (i) confidentiality provisions, (ii) non-competition provisions during the Term and for the Restricted Period thereafter, as defined in the President Employment Agreement, and (iii) non-solicitation provisions during the Term and for a period of  (A) eighteen (18) months thereafter with respect to the Company’s employees and (B) twelve (12) months thereafter with respect to the Company’s customers.

Outstanding Equity Awards at Fiscal Year-End 2018

The following table sets forth the information with respect to restricted stock unit awards and PSUs held by each of the named executive officers as of December 31, 2018.

	Stock Awards
					Equity incentive
			Equity incentive		plan awards:
			plan awards:		market or payout
		Market value of	number of		value of unearned
	Number of Shares or	shares or units of	unearned shares,		shares, units or
	units of stock that	stock that have not	units or other rights		other rights that
	have not vested(2)	vested(3)	that have not vested		have not vested(3)
Name(1)	(#)	($)	(#)		($)
Karen Murray	66,667	$53,334	58,450	(4)	$46,760
Karen Murray	—	—	233,433	(5)	186,746
Peter Lops	75,000	60,000	166,667	(6)	133,334
Andrew Cooper	58,344	46,675	194,528	(7)	155,622
Andrew Cooper	—	—	41,750	(8)	33,400

(1)	Ms. Stewart did not hold any unvested Company equity awards as of December 31, 2018.
(2)

These time-based restricted stock units vest as follows: (i) for Ms. Murray, 33,333 shares vest on April 3, 2019 and 33,334 shares vest on April 3, 2020, (ii) for Mr. Lops, 25,000 shares vest on March 5, 2019, 25,000 shares vest on March 5, 2020 and 25,000 shares vest on March 5, 2021 and (iii) for Mr. Cooper, 58,334 shares vest on August 22, 2019.

(3)

The market value is based on the closing market price of our common stock as of December 31, 2018 (the last trading day of the year), which was $0.80 per share, multiplied by the number of shares of common stock subject to the award.

(4)

Ms. Murray’s PSUs granted on April 3, 2017 vest in equal installments, subject to achievement of the specified performance metrics, on December 31, 2017, 2018 and 2019. A total of 33.3% of the shares originally subject to this award were issued in early 2019 following certification of the relevant performance metrics which were achieved in 2018.

(5)

Ms. Murray’s PSUs granted on August 15, 2017 vest in equal installments, subject to achievement of the specified performance metrics, on December 31, 2017, 2018 and 2019. Based on 2018 performance, 33,300 shares were issued on March 27, 2019. The PSUs will pay out only to the extent that the performance metrics are achieved. The PSUs contain both carryback and carryforward rights. See “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Incentive Compensation — Performance Stock Units.”
(6)

Mr. Lops’ PSUs granted on March 5, 2018 vest in equal installments, subject to achievement of the specified performance metrics, on December 31, 2018 and 2019.  Based on 2018 performance, 33,333 shares were issued on March 27, 2018. The PSUs will pay out only to the extent that the performance metrics are achieved. The PSUs contain both carryback and carryforward rights. See “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Incentive Compensation — Performance Stock Units.”

(7)

Mr. Cooper’s PSUs granted on August 22, 2016 vest in equal installments, subject to achievement of the specified performance metrics, on December 31, 2017, 2018 and 2019. Based on 2018 performance, 27,750 shares were issued on March 27, 2019. The PSUs will pay out only to the extent that the performance metrics are achieved. The PSUs contain carryback and carryforward rights. See “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Incentive Compensation — Performance Stock Units.”

(8)

Mr. Cooper’s PSUs granted on August 22, 2018 vest 66.6% and 33.4%, subject to achievement of the specified performance metrics, on August 22, 2018 and 2019, respectively. The PSUs pay out only to the extent that the performance metrics are achieved.  Based on achievement of the specified performance metrics, 83,250 shares were issued on August 22, 2018.  The PSUs contain carryback and carryforward rights. See “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Incentive Compensation — Performance Stock Units.”

Stock Vested

The following table sets forth certain information regarding vesting of time-based restricted stock units and PSUs held by our named executive officers during the year ended December 31, 2018:

	Stock Awards
	Number of Shares	Value Realized
	Acquired on Vesting(1)	Upon Vesting(2)
Name	(#)	($)
Karen Murray	124,908	$139,593
Peter Lops	33,333	$26,666
Martha Stewart	300,000	$636,000
Andrew Cooper	169,333	$295,455

(1)

Ms. Murray’s stock awards vested as follows: (i) 33,333 shares of time-based restricted stock units on April 3, 2018, (ii) 58,275 PSUs on December 31, 2018 (settled in March 2019) and (iii) 33,300 PSUs on December 31, 2018 (settled in March 2019). Mr. Lops’ stock award vested as follows: (i) 33,333 PSUs on December 31, 2018 (settled in March 2019). Ms. Stewart’s stock awards vested as follows: (i) 300,000 shares of time-based restricted stock units on July 24, 2018. Mr. Cooper’s stock awards vested as follows: (i) 58,333 shares of time-based restricted stock units on August 22, 2018, (ii) 83,250 PSUs on August 22, 2018 and (iii) 27,750 PSUs on December 31, 2018 (settled in March 2019).

(2)	“Value realized upon vesting” was computed by multiplying the number of shares of stock by the market value of the underlying shares on the vesting date.

Potential Payments Upon Termination or Change in Control

As described under “Summary of Employment Agreements,” above, we have entered into employment agreements with each of our named executive officers that provide for certain payments and other benefits if a named executive officer’s employment with us is terminated under circumstances specified in the respective agreement, including following a “change in control” of the Company. A named executive officer’s rights upon the termination of his or her employment will depend upon the circumstances of the termination.

The table below sets forth potential benefits that each other named executive officer would have been entitled to receive upon termination of employment under the various circumstances outlined below and assumes the relevant termination event occurred as of December 31, 2018. The actual amounts that would be payable in these circumstances can only be determined at the time of the named executive officer’s termination or a change in control and, accordingly, may differ significantly from the estimated amounts set forth in the table below.

	Potential Payments
	By the	By the
	Company	Company
	Without	for Cause
	Cause or by	or by	Termination
	Executive	Executive	Following a
	for Good	Without	Change in
Form of Compensation	Reason	Good Reason	Control	Death	Disability
Karen Murray
Cash compensation	$1,200,000	$—	$—	$450,000	$450,000
Health and welfare benefits	—	—	—	—	—
Accelerated vesting of restricted stock	53,334	—	53,334	—	—
Accelerated vesting of PSUs	—	—	233,506	—	—
Total	$1,253,334	$—	$286,840	$450,000	$450,000
Peter Lops
Cash compensation	$1,180,267	$—	$—	$199,219	$199,219
Health and welfare benefits	55,505	—	—	—	55,505
Accelerated vesting of restricted stock	60,000	—	60,000	—	—
Accelerated vesting of PSUs	133,334	—	133,334	—	—
Total	$1,429,106	$—	$193,334	$199,219	$254,724
Martha Stewart
Cash compensation	$1,000,000	$—	$—	$1,000,000	$1,000,000
Health and welfare benefits	36,075	—	—	—	—
Guaranteed payments	2,600,000	2,600,000	—	2,600,000	2,600,000
Legacy payments (a)	—	—	—	—	—
Incentive payments (b)	—	—	—	—	—
Continued provision of office and assistant	420,000	—	—	—	—
Expense reimbursements	4,500,000	—	—	—	—
Total	$8,556,075	$2,600,000	$—	$3,600,000	$3,600,000
Andrew Cooper
Cash compensation	$2,990,625	$—	$—	$515,625	$515,625
Health and welfare benefits	55,505	—	—	—	55,505
Accelerated vesting of restricted stock	46,675	—	46,675	46,675	46,675
Accelerated vesting of PSUs	189,022	—	189,022	189,022	189,022
Total	$3,281,827	$—	$235,697	$751,322	$806,827

(a)

Beginning with the calendar year commencing on January 1, 2026, and regardless of any reason for Ms. Stewart’s termination, the Company will pay Ms. Stewart 3.5% of Gross Licensing Revenues (as defined in Ms. Stewart’s employment agreement) for each calendar year for the remainder of Ms. Stewart’s life (with a minimum of five years of payments, to be made to Ms. Stewart’s estate for the period from January 1, 2026 (or, if later, Ms. Stewart’s death) through December 31, 2030 if Ms. Stewart dies before December 31, 2030. For each $1.0 million of Gross Licensing Revenues, Ms. Stewart will receive $35,000. As of December 31, 2018, the Company is unable to estimate an amount for this payment.

(b)

For each calendar year during the Employment Period (as defined in Ms. Stewart’s employment agreement), the Company will pay Ms. Stewart an amount equal to 10% of Gross Licensing Revenues (as defined in Ms. Stewart’s employment agreement), earned by the Company during such calendar year in excess of  $46.0 million. For each $1.0 million above the $46.0 million threshold, Ms. Stewart will receive $100,000. There was no payment due for 2018. As of December 31, 2018, the Company is unable to estimate an amount for any potential future payments.

Pay Ratio

The Company has prepared a reasonable estimate, under the applicable SEC rules, of the ratio of the annual total compensation of Ms. Murray, our Chief Executive Officer (“CEO”), to the annual total compensation of our median-

compensated employee (other than our CEO) for 2018.  We determined our median employee for 2018 based on our payroll records using total annual wages and cash-based fringe benefits for our 131 full and part-time employees (excluding the CEO), who were employed as of December 31, 2018. The annual total compensation of our median employee (other than the CEO) for 2018 was $107,245. Our CEO’s total compensation for 2018 was $1,077,500. The CEO’s total compensation for 2018 was approximately 10 times that of the annual total compensation of our median employee.

Compensation and Risk

Our Compensation Committee regularly conducts risk assessments to determine the extent, if any, to which our compensation practices and programs may create incentives for excessive risk taking. Based on these reviews, we believe that the incentive for risk taking is low for the named executive officers and the substantial majority of our employees, because their compensation consists largely of fixed cash salary and a cash bonus that has a capped payout. Furthermore, the majority of these employees do not have the authority to take action on our behalf that could expose us to significant business risks.

In 2018, as part of its assessment, the Compensation Committee reviewed the cash and equity incentive programs for senior executive officers and concluded that certain aspects of our compensation programs actually reduce the likelihood of excessive risk taking. These aspects include the use of long-term equity awards to create incentives for senior executive officers to strive for long-term growth of the Company, policies limiting the incentive to take excessive risk for short-term gains by imposing caps on annual bonuses and requiring compliance with the Code of Ethics.

For these reasons, we do not believe that our compensation policies and practices for our employees create risks that are reasonably likely to have a material adverse effect on us.

DIRECTOR COMPENSATION

The following table details the total compensation for services rendered in all capacities by the Company’s non-employee directors serving on our Board of Directors for the year ended December 31, 2018:

	Fees Earned or
	Paid in Cash	Stock Awards(1)	Total
Name	($)	($)	($)
Aaron Hollander	$125,000	$100,000	$225,000
Al Gossett	100,000	100,000	200,000
Gary Johnson	100,000	100,000	200,000
Stewart Leonard, Jr.	100,000	100,000	200,000
William Sweedler	—	—	—
Rodney S. Cohen	—	—	—

(1)

The amounts in this column represent the grant date fair value with respect to shares of restricted stock calculated in accordance with ASC Topic 718. For additional information on the valuation assumptions with respect to these stock awards, please see Note 15 to our consolidated financial statements included in the 2018 Annual Report. Represents 58,824 shares of restricted common stock granted to each of Mr. Hollander, Mr. Gossett, Mr. Johnson and Mr. Leonard, Jr. on May 3, 2018, pursuant to the 2013 Stock Incentive Plan, which awards will fully vest on the first anniversary date of the day of grant. The amount does not reflect the actual value that may be realized which depends on the value of our shares in the future. As of December 31, 2018, 58,824 shares of restricted stock remained outstanding for each of Mr. Hollander, Mr. Gossett, Mr. Johnson and Mr. Leonard, Jr.

Compensation for non-employee directors was comprised of a mix of cash and equity-based compensation as follows: (i) an annual cash retainer of $100,000, (ii) an annual cash retainer of $25,000 for the Audit Committee chairman and (iii) $100,000 payable in shares of restricted common stock, vesting on the first anniversary date of the date of grant. Our directors are also reimbursed for reasonable out-of-pocket and travel expenses associated with attendance at the meetings of the Board of Directors and the committees thereof. The Compensation Committee reviews director compensation annually and makes a recommendation to the Board of Directors with respect to compensation and benefits provided to the members of the Board of Directors. Mr. Sweedler and Mr. Cohen are principals of two of our largest stockholders and do not receive any compensation for their service on the Board of Directors. An executive officer who serves on our Board of Directors does not receive additional compensation for serving on the Board of Directors. See the “Summary Compensation Table” and “Grants of Plan-Based Awards” for disclosures related to our director and Chief Executive Officer, Ms. Murray, and our director and Chief Creative Officer, Ms. Stewart.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Party Transactions

The Company’s Code of Ethics provides that all directors and employees, including executive officers, have a duty to avoid financial, business or other relationships that might cause a conflict of interest with the performance of their duties and that employees should conduct themselves in a manner that avoids even the appearance of conflict between personal interests and those of the Company.

Pursuant to the philosophy of the Code of Ethics, members of the Board of Directors, director nominees, and executive officers are expected to disclose to the Board of Directors any direct or indirect personal interest they may have in a material transaction. Directors also are expected to recuse themselves from participation in any decision in which there is a conflict between their personal interests and the interest of the Company. Approval of any such transaction with respect to any director, director nominee or executive officer may be made only by the Board of Directors or a committee of the Board of Directors. While, the Company does not have a related party transaction policy for persons other than employees and directors and their affiliates, the Company also monitors the material transactions of stockholders who beneficially own greater than 5% of the Company’s outstanding shares.

Except as discussed above, the Company has not prescribed any specific standards to be applied when assessing material transactions. There were no instances since January 1, 2018 in which an executive officer, director or director nominee engaged in such a transaction with the Company, either directly or indirectly, without first obtaining approval.

Reportable Related Party Transactions

Consulting Services Agreement with Tengram Capital Partners, L.P. (f/k/a Tengram Capital Management L.P.)

Mr. Sweedler, a director of the Company, is a managing member of Tengram Capital Associates, which is the controlling partner of Tengram Capital Partners Gen2 Fund, L.P. (“Tengram”). Pursuant to an agreement with Tengram Capital Partners, L.P., formerly known as Tengram Capital Management, L.P. (“TCP”), an affiliate of Tengram, the Company had engaged TCP, effective as of January 1, 2013, to provide services to the Company pertaining to (i) mergers and acquisitions, (ii) debt and equity financing and (iii) such other related areas as the Company may reasonably request from time to time (the “TCP Agreement”). TCP was entitled to receive compensation of $1.0 million, including fees and reimbursement of out-of-pocket expenses in connection with performing its services under the TCP Agreement. The TCP Agreement remains in effect for a period continuing through the earlier of five years or the date on which TCP and its affiliates cease to own in excess of 5% of the outstanding shares of common stock in the Company. On August 15, 2014, the Company consummated transactions pursuant to the agreement and plan of merger, dated as of June 24, 2014 (the “Galaxy Merger Agreement”) with SBG Universe Brands LLC, a Delaware limited liability company and our direct wholly-owned subsidiary (“LLC Sub”), Universe Galaxy Merger Sub, Inc., a Delaware corporation and direct wholly-owned subsidiary of LLC Sub, Galaxy and Carlyle (such transactions, collectively the “Galaxy Acquisition”). In connection with the Galaxy Merger Agreement the Company and TCP entered into an amendment to the TCP Agreement (the “Amended TCP Agreement”), pursuant to which, among other things, TCP is entitled to receive annual fees of  $0.9 million beginning with fiscal year 2014. The Company paid TCP $0.7 million for services under the Amended TCP Agreement in 2018.  At December 31, 2018, there was $0.2 million due to TCP for services.

Additionally, in July 2013, the Company entered into a consulting arrangement with an employee of TCP (the “TCP Employee”), pursuant to which the TCP Employee provides legal and other consulting services at the request of the Company from time to time. The TCP Employee was also issued (i) 125,000 shares of restricted stock, vesting over a four year period and 180,000 performance stock units, vesting over three years in increments of 20% for 2014, 20% for 2015 and 60% for 2016. During the year ended December 31, 2016, the TCP Employee was granted 200,000 performance stock units, vesting over three years in increments of 33.3% for 2017, 33.3% for 2018 and 33.4% for 2019. During the year ended December 31, 2018, the TCP employee was granted 150,000 shares of time-based restricted stock units, vesting over a three year period and 300,000 shares of time-based restricted stock units, vesting over a three year period with 25% vesting immediately.  The Company paid the TCP Employee approximately $0.3 million for services under this agreement in 2018. At December 31, 2018, less than $0.1 million was due to the TCP Employee.

Transactions with Tommie Copper, Inc.

The Company entered into an agreement with Tommie Copper, Inc. (“TCI”), an affiliate of TCP, under which the Company received a vendor placement fee for facilitating certain distribution arrangements.  The Company recorded $3.1 million of revenue for the year ended December 31, 2018.  During the year ended December 31, 2018, the Company recorded non-cash interest income of $0.1 million related to the accretion of the present value of this fee.

Transactions with Centric Brands Inc. (f/k/a Differential Brands Group, Inc.)

During the fourth quarter of 2018, Centric Brands, Inc. (“Centric”) acquired a significant portion of Global Brands Group Holding Limited’s (“GBG”) North American licensing business.  The Company entered into an agreement with Centric, an affiliate of TCP, under which the Company received a rights transfer fee of $4.0 million related to the Joe’s license.  Additionally, during the fourth quarter of 2018 the Company recorded approximately $1.2 million for royalty revenue earned from the Centric license agreement.

Transactions with E.S. Originals, Inc.

A division president of the Company maintains a passive ownership interest in our licensee, E.S. Originals, Inc. (“ESO”). The Company receives royalties from ESO under license agreements for certain of the Company’s brands in the footwear category. The Company recorded approximately $8.4 million of revenue for the year ended December 31, 2018 for royalties and advertising revenue earned from ESO license agreements.

The Company entered into an agreement with ESO under which the Company received a sales commission.  The Company recorded $3.0 million of revenue for the year ended December 31, 2018.

In addition, the Company entered into a license-back agreement with ESO under which the Company reacquired the rights to certain international territories in order to re-license these rights to an unrelated party. The Company recorded approximately $0.3 million in license-back expense for the year ended December 31, 2018.

Acquisition of FUL

On November 17, 2014, the Company made a strategic investment in FUL IP Holdings, LLC (“FUL IP”). FUL IP is a collaborative investment between the Company and JALP, LLC (“JALP”). FUL IP was formed for the purpose of licensing the FUL trademark to third parties in connection with the manufacturing, distribution, marketing and sale of FUL branded bags, backpacks, duffels, luggage and apparel accessories. JALP contributed the FUL trademark with a fair value of approximately $8.9 million. In exchange for a 50.5% economic interest in FUL IP the Company paid JALP $4.5 million. JALP’s minority member interest in FUL IP has been reflected as noncontrolling interest on the Company’s consolidated balance sheets. One of the Company’s directors, Mr. Al Gossett, has a partial ownership interest in JALP. There was $0.7 million of noncontrolling interest loss recorded during the year ended December 31, 2018. The Company made a $1.0 million distribution to JALP during the year ended December 31, 2018.

Agreements with Ms. Stewart

In connection with the transactions contemplated by the Company’s acquisition of MSLO, MSLO entered into an Amended and Restated Asset License Agreement (“Intangible Asset Agreement”) and Amended and Restated Intellectual Property License and Preservation Agreement (“IP License Agreement” and, together with the Intangible Asset Agreement, the “IP Agreements”) pursuant to which Ms. Stewart, a director and Chief Creative Officer of the Company, licensed certain intellectual property to MSLO. The IP Agreements grant the Company the right to the use of certain properties owned by Ms. Stewart.

The Intangible Asset Agreement has an initial term commencing on December 4, 2015 and ending on December 31, 2020, provided that the term will automatically be renewed for five additional calendar years ending December 31, 2025 (subject to earlier termination as provided in the employment agreement) if either the aggregate gross licensing revenues

(as defined in Ms. Stewart’s employment agreement) for calendar years 2018 through 2020 exceed $195 million or the gross licensing revenues for calendar year 2020 equal or exceed $65 million.

During the term of the Intangible Asset Agreement with the Company, Lifestyle Research Center LLC will be entitled to receive a guaranteed annual payment of $1.7 million, which amounts are being paid in connection with the acquisition of MSLO regardless of Ms. Stewart’s continued employment with the Company, plus reimbursable expenses. The Company paid Lifestyle Research Center LLC $2.1 million in 2018.

During the term of the IP License Agreement with the Company, Ms. Stewart will be entitled to receive a guaranteed annual payment of  $1.3 million which amounts are being paid in connection with the acquisition of MSLO regardless of Ms. Stewart’s continued employment with the Company. The Company paid $1.3 million to Ms. Stewart in 2018 in connection with the terms of the IP License Agreement. The IP License Agreement is perpetual.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has furnished the following report:

The Audit Committee is composed of three independent directors, each of whom, in the Board of Directors’ business judgment, is “independent” within the meaning of Rule 5605(a)(2) of the Nasdaq Stock Market’s Listing Rules and the applicable rules and regulations of the SEC. On behalf of the Board of Directors, the Audit Committee oversees the Company’s accounting, auditing and financial reporting processes. The Audit Committee’s function is one of oversight, recognizing that the management of the Company has the primary responsibility for the Company’s financial statements as well as the Company’s financial reporting processes, principles and internal controls. The Company’s independent registered public accounting firm, CohnReznick LLP (the “Auditors”) is responsible for performing an audit of the Company’s consolidated financial statements in accordance with generally accepted accounting principles, issuing a report relating to their audit and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles.

In fulfilling its responsibilities with respect to the financial statements for the fiscal year 2018, the Audit Committee:

•

reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2018 with management and the Auditors and reviewed and assessed the effectiveness of the Company’s internal control over financial reporting and the Auditors’ audit of the Company’s internal control over financial reporting;

•

reviewed and discussed with the Auditors the matters that independent registered public accounting firms are required to discuss with audit committees under applicable Public Company Accounting Oversight Board standards;

•

received written disclosures and the letter from the Auditors regarding the Auditors’ independence as required by applicable requirements of the Public Company Accounting Oversight Board and the SEC, and has discussed with the Auditors their independence; and

•

considered whether the Auditors’ provision of non-audit services is compatible with maintaining their independence, and concluded that the non-audit services provided by the Auditors do not impair their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements for the year ended December 31, 2018 be included in its 2018 Annual Report on Form 10‑K. The Audit Committee has selected CohnReznick LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019, and has asked the stockholders to ratify the selection.

The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. While the Audit Committee believes that the charter in its present form is adequate, it may in the future recommend to the Board of Directors amendments to the charter to the extent it deems necessary to react to changing conditions and circumstances.

Aaron Hollander, Chair
Al Gossett
Stewart Leonard, Jr.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding the beneficial ownership of our common stock as of April 17, 2019 (except where otherwise noted below) by:

•	each of the named executive officers listed in the summary compensation table;
•	each of our directors and our director nominees;
•	all of our directors and executive officers as a group; and
•	each stockholder known to us to be the beneficial owner of more than 5% of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options, warrants and other derivative securities that are currently exercisable or convertible, or exercisable or convertible within 60 days of April 17, 2019 are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or other convertible security for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

The information presented in this table is based on 64,585,564 shares of our common stock outstanding on April 17, 2019. Unless otherwise indicated, the address of each of the executive officers and directors and beneficial owners of greater than 5% of our common stock named below is c/o Sequential Brands Group, Inc., 601 West 26th Street, 9th Floor, New York, New York 10001.

Executive Officers and Directors:

	Number of Shares	Percentage of
Name of Beneficial Owner	Beneficially Owned	Shares Outstanding
Karen Murray(1) Director, Chief Executive Officer and Secretary	267,315	*
William Sweedler(2) Chairman of the Board of Directors	8,794,571	13.6%
Martha Stewart(3) Director, Chief Creative Officer	8,305,187	12.9%
Al Gossett(4) Director	796,271	1.2%
Gary Johnson(5) Director	241,383	*
Stewart Leonard, Jr.(6) Director	307,465	*
Aaron Hollander(7) Director	144,819	*
Rodney S. Cohen Director	—	*
Peter Lops(8) Chief Financial Officer	35,204	*
Andrew Cooper(9) President	148,235	*
Directors and executive officers as a group (ten persons)(13)	19,040,450	29.4%

Greater Than 5% Beneficial Owners:

	Number of Shares	Percentage of
Name of Beneficial Owner	Beneficially Owned	Shares Outstanding
Prescott Group Capital Management(12)	8,760,706	13.6%
Martha Stewart Family Limited Partnership(3)	8,032,910	12.4%
Tengram Capital Partners Gen2 Fund, L.P.(2)	7,619,178	11.8%
Carlyle Galaxy Holdings, L.P.(10)	6,369,812	9.9%
683 Capital Management, Inc.(11)	3,356,200	5.2%

*Less than 1%

(1)

Consists of 267,315 shares of common stock, of which (i) 224,585 shares of common stock are directly beneficially owned by Ms. Murray, and (ii) 42,730 shares of common stock owned by Ms. Murray’s spouse.

(2)

Consists of 6,628,572 shares of common stock held by TCP WR, 733,333 shares of common stock held by TCP Acquisition and 257,273 shares of common stock held by TCP SQBG II LLC (“TCP II”), as reported in the Schedule 13D filed on December 8, 2015. Each of these entities reported having shared voting and investment power over their respective shares. Our chairman, Mr. William Sweedler, as a managing member of TCA, which is the general partner of Tengram Capital Partners Gen2 Fund, L.P., which is the managing member of each of TCP WR, TCP Acquisition and TCP II, may exercise voting and investment authority over (i) the shares held by TCP WR, (ii) the shares held by TCP Acquisition and (iii) the shares held by TCP II. Each of TCA, Tengram and Mr. Sweedler disclaim beneficial ownership of such shares of common stock except to the extent of his pecuniary interest therein. Mr. Sweedler is also the beneficial owner of 59,165 shares of common stock held by Madcat II, LLC, of which Mr. Sweedler is the managing member. Mr. Sweedler disclaims beneficial ownership of the shares of common stock held by Madcat II, LLC, except to the extent of his pecuniary interest therein. Mr. Sweedler is also the beneficial owner of 1,020,290 shares of common stock. The address of Mr. Sweedler, TCA, Tengram, TCP WR, TCP Acquisition and TCP II is 15 Riverside Avenue, Floor 1, Westport, CT 06880.

(3)

Shares reported as beneficially owned by Ms. Stewart represent 198,798 shares of common stock held by Ms. Stewart, 9,585 shares of common stock held by the Martha Stewart 1999 Family Trust (the “1999 Family Trust”), 11,981 shares of common stock held by the Martha Stewart 2000 Family Trust (the “2000 Family Trust”), 51,913 shares of common stock held by the Martha and Alexis Stewart Charitable Foundation (the “Foundation”) and 8,032,910 shares of common stock held by the Martha Stewart Family Limited Partnership (“MSFLP”), as reported in the Schedule 13D filed on December 14, 2015. MSFLP reported having shared voting and investment power over its shares. Our director, Ms. Martha Stewart, is a co-trustee of the 1999 Family Trust and holds sole decision-making authority with respect to investment of the assets of such trust, a co-trustee of the 2000 Family Trust, a co-trustee of the Foundation and the sole trustee of the Martha Stewart 2012 Revocable Trust, the sole general partner of MSFLP. The address of MSFLP is 48 Girdle Ridge Road, Katonah, NY 10536.

(4)

Consists of 796,271 shares of common stock, of which (i) 109,091 were purchased in the private placement transaction consummated on July 26, 2013 and are directly beneficially owned by Mr. Gossett, (ii) 628,356 shares of common stock which are directly beneficially owned by Mr. Gossett and (iii) 58,824 shares are restricted common stock that vest within 60 days.

(5)

Consists of 241,383 shares of common stock, of which (i) 182,559 shares of common stock are directly beneficially owned by Mr. Johnson and (ii) 58,824 shares are restricted common stock that vest within 60 days.

(6)

Consists of 307,465 shares of common stock, of which (i) 248,641 shares of common stock are directly beneficially owned by Mr. Leonard, Jr. and (ii) 58,824 shares are restricted common stock that vest within 60 days.

(7)

Consists of 144,819 shares of common stock, of which (i) 85,995 shares of common stock are directly beneficially owned by Mr. Hollander and (ii) 58,824 shares are restricted common stock that vest within 60 days.

(8)	Consists of 35,204 shares of common stock that are directly beneficially owned by Mr. Lops.
(9)	Consists of 148,235 shares of common stock that are directly beneficially owned by Mr. Cooper.
(10)

Based on the Schedule 13D filed on December 8, 2015. Carlyle Galaxy Holdings L.P. has the right to nominate one director for election by our stockholders, pursuant to a letter agreement with the Company dated June 24, 2014, for so long as it and its affiliates hold at least 33% of the shares acquired by it in connection with our acquisition of Galaxy Brands Holdings, Inc. Carlyle Group Management L.L.C. is the general partner of The Carlyle Group L.P., which is a publicly traded entity listed on the Nasdaq. The Carlyle Group L.P. is the managing member of Carlyle Holdings II GP L.L.C., which is the general partner of Carlyle Holdings II L.P., which is the general partner of TC Group Cayman Investment Holdings, L.P., which is the general partner of TC Group Cayman Investment Holdings Sub L.P., which is the managing member of Carlyle Equity Opportunity GP, L.L.C., which is the general partner of Carlyle Equity Opportunity GP, L.P., which is the general partner of Carlyle Galaxy Holdings, L.P. Accordingly, each of the foregoing entities may be deemed to share beneficial ownership of the shares of common stock owned of record by Carlyle Galaxy Holdings, L.P. and reported having shared voting and investment power over these shares. The address of TC Group Cayman Investment Holdings, L.P., and TC Group Cayman Investment Holdings Sub L.P. is c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue George Town, Grand Cayman, E9 KY1‑9005. The address of each of the other entities mentioned in this footnote is c/o The Carlyle Group, 1001 Pennsylvania Ave. NW, Suite 220 South, Washington, DC 20004.

(11)

Based on the Schedule 13G/A filed by 683 Capital Management, Inc. on February 14, 2019. 683 Capital Management, Inc. reported having shared voting and investment power over all of the shares included in the table above. The address of 683 Capital Management, Inc. is 5 Bryant Park, 30th Floor, New York, NY 10018.

(12)

Based on the Schedule 13G/A filed jointly by Prescott Group Capital Management, L.L.C., et al., on February 11, 2019. The entities of Prescott Group Capital Management, L.L.C., et al., that hold our common shares reported their beneficial ownership as follows: (i) Prescott Group Capital Management, L.L.C. has sole voting and dispositive power over all of the shares included in the table above; (ii) Prescott Group Aggressive Small Cap, L.P. has shared voting and dispositive power over all of the shares included in the table above; (iii) Prescott Group Aggressive Small Cap II, L.P. has shared voting and dispositive power over all of the shares included in the table above; and (iv) Phil Frohlich has sole voting and dispositive power over all of the shares included in the table above. The address of Prescott Group Capital Management, L.L.C., et al, is 1924 South Utica, Suite 1120, Tulsa OK 74104.

(13)	Includes 235,296 shares of restricted common stock that vest within 60 days.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has approved the appointment of CohnReznick LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019. We have been advised by CohnReznick LLP that it is an independent registered public accounting firm with the Public Company Accounting Oversight Board, and complies with the auditing, quality control and independence standards and rules of the Public Company Accounting Oversight Board.

While the Audit Committee retains CohnReznick LLP as our independent registered public accounting firm, the Board of Directors is submitting the selection of CohnReznick LLP to our stockholders for ratification upon recommendation to do so by the Audit Committee and as a matter of good corporate governance.

Unless contrary instructions are given, shares represented by proxies solicited by the Board of Directors will be voted for the ratification of the selection of CohnReznick LLP as our independent registered public accounting firm for the year ending December 31, 2019. If the selection of CohnReznick LLP is not ratified by affirmative vote of the majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on this proposal, the Audit Committee will review its future selection of an independent registered public accounting firm in the light of that vote result. Even if the selection of CohnReznick LLP is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change is in our best interests.

CohnReznick LLP has no financial interest of any kind in the Company, except the professional relationship between auditor and client. Representatives of CohnReznick LLP will be invited to attend the Annual Meeting. If a representative of CohnReznick LLP does attend the Annual Meeting, the representative will have an opportunity to make a statement if he or she so chooses, and will be available to respond to questions from stockholders.

Audit and Non-Audit Fees

Aggregate fees for professional services rendered by our independent auditors, CohnReznick LLP, for 2018 and 2017 are set forth in the table below.

	2018	2017
Audit fees	$423,870	$434,025
Audit-related fees	—	74,000
Tax fees	—	—
All other fees	—	—
Total	$423,870	$508,025

Audit Fees

Audit fees include fees for the audit of our consolidated financial statements, the audit of our internal control over financial reporting and reviews of our unaudited consolidated interim financial statements.

Audit-Related Fees

Fees for audit-related services, including for assurance and related services reasonably related to the performance of the audit or review of our financial statements. These fees relate to assurance services performed in connection with the Company’s acquisitions.

Tax Fees

Tax fees include professional services in connection with tax compliance and advice.

All Other Fees

This category consists of services provided by CohnReznick LLP that are not included in the categories above under “Audit Fees,” “Audited-Related Fees” and “Tax Fees.”

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee approves in advance audit and non-audit services to be provided by our independent registered public accounting firm. Any service proposals submitted by our independent registered public accounting firm must be discussed and approved by the Audit Committee during its meetings. Once a proposed service is approved, we or our subsidiaries formalize the engagement of the service. No tax services were approved by the Board of Directors in accordance with Item 2‑01(c)(7)(i)(C) of Regulation S-X during the fiscal years ended December 31, 2018 and 2017.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”
RATIFICATION OF SELECTION OF COHNREZNICK LLP AS OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2019

PROPOSAL NO. 3

TO APPROVE, ON AN ADVISORY BASIS, NAMED EXECUTIVE OFFICER COMPENSATION

We currently hold an advisory vote to approve executive compensation on an annual basis, which aligns with our stockholders’ recommendation at Old Sequential’s 2013 annual meeting. Accordingly, pursuant to Securities Exchange Act Section 14A we are seeking an advisory stockholder vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement. This proposal, also referred to as “say-on-pay,” gives stockholders the opportunity to approve, reject or abstain from voting with respect to our fiscal 2018 executive compensation programs and policies for the named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers as described in this Proxy Statement. In evaluating this say-on-pay proposal, we recommend that you review “Compensation Discussion and Analysis” and the “Executive Compensation” sections of this Proxy Statement, as well as the accompanying tables and related narratives.

Our executive compensation program is simple in design and is structured to help recruit, retain and motivate a highly talented team of executives with the requisite set of skills and experience to successfully lead us in creating value for our stockholders. Our executive compensation and benefit programs are designed to reward increased stockholder value and the achievement of key operating objectives.

Because your vote on this proposal is advisory, it will not be binding on us, the Compensation Committee or the Board of Directors. However, the Compensation Committee and the Board of Directors will take into account the outcome of the vote when considering future executive compensation arrangements. Further, your advisory vote will serve as an additional tool to guide the Board of Directors and the Compensation Committee in continuing to improve the alignment of the Company’s executive compensation programs with the interests of its stockholders, and is consistent with our commitment to high standards of corporate governance. Accordingly, we are asking you to endorse our executive compensation program by voting for the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Executive Compensation section, compensation tables and narrative discussion included in this proxy statement, is hereby APPROVED.

The affirmative vote of the majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve the advisory resolution on the Company’s named executive officer compensation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE NON-BINDING ADVISORY RESOLUTION ON THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION FOR THE REASONS OUTLINED ABOVE

PROPOSAL NO. 4

TO APPROVE, ON AN ADVISORY BASIS, THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the Dodd-Frank Act and Securities Exchange Act Section 14A, we are seeking an advisory stockholder vote on whether an advisory say-on pay-vote should be held every year, every two years or every three years. Stockholders may also abstain from making a choice. This proposal is commonly known as a “say-on-frequency” proposal. The Dodd-Frank Act requires that we submit to our stockholders not less frequently than every six years thereafter the say-on-frequency vote.

After carefully considering the benefits and potential consequences of each option for the frequency of submitting the advisory vote on the compensation of our named executive officers to stockholders, the Board of Directors has determined, as it previously determined in 2013, that holding such advisory vote EVERY YEAR is the most appropriate policy for the Company at this time. In formulating this recommendation, the Board of Directors recognized that an annual advisory say-on-pay vote would provide the highest level of accountability and promote direct and immediate feedback by enabling the non-binding say-on-pay vote to correspond with the most recent executive compensation information presented in our Proxy Statement. While the Company’s executive compensation programs are designed to promote a long-term connection between pay and performance, executive compensation disclosures are made annually and the Board of Directors believes that an annual advisory vote on executive compensation is consistent with the Company’s commitment to seeking timely input and engaging in dialogue with our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices. Stockholders should consider the value of having the opportunity every year to voice their opinion on the Company’s executive compensation through an advisory vote, weighing that against the additional burden and expense to the Company and stockholders of preparing and responding to proposals annually, as well as the other means available to stockholders to provide input on executive compensation. We welcome stockholder input and anticipate that the value of an annual vote will likely outweigh the burden of preparing annual proposals.

Stockholders are not voting to approve or disapprove the Board of Directors’ recommendation. Stockholders will be able to specify one of four choices for this proposal on the proxy card: “1 Year,” “2 Years,” “3 Years” or “Abstain.” The option that receives the highest number of votes cast by our stockholders will be the frequency for the advisory vote on executive compensation that has been selected by our stockholders. Because your vote on this proposal is advisory, it will not be binding on us, the Board of Directors or the Compensation Committee. Nevertheless, our Board of Directors will review and consider the outcome of this vote when making determinations as to the frequency of say-on-pay votes and may decide, based on factors such as discussions with stockholders and the adoption of material changes to compensation programs, that it is in the best interest of our stockholders to hold a say-on-pay vote more or less frequently than the option approved by our stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “1 YEAR” FOR THE REASONS OUTLINED ABOVE

PROPOSAL NO. 5

STOCKHOLDER PROPOSAL TO IMPLEMENT A SIMPLE MAJORITY VOTING STANDARD IN OUR GOVERNANCE DOCUMENTS

Kenneth Steiner (the “proponent”) of 14 Stoner Ave, 2M, Great Neck, NY 11021 (the beneficial owner of no less than 3,000 shares of our common stock), has advised the Company that he plans to present the following proposal at the annual meeting. If properly presented at the annual meeting by or on behalf of the proponent, the Board of Directors unanimously recommends a vote “AGAINST” the following stockholder proposal. We have included the proponent’s proposal in this proxy statement pursuant to SEC rules, and the Board of Director’s response to it follows.

The Proponent’s Proposal

Proposal No. 5 – Simple Majority Vote

RESOLVED, Shareholders request that our board take each step necessary so that each voting requirement in our charter and bylaws that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws. It is important that our company take each step necessary to adopt this proposal topic completely.

Shareowners are willing to pay a premium for shares of companies that have excellent corporate governance. Supermajority voting requirements have been found to be one of 6 entrenching mechanisms that are negatively related to company performance according to “What Matters in Corporate Governance” by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School. Supermajority requirements are used to block initiatives supported by most shareowners but opposed by a status quo management.

This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy’s. The proponents of these proposals included Ray T. Chevedden and William Steiner.

Currently a 1%-minority can frustrate the will of our 79%-shareholder majority. In other words a 1%-minority could have the power to prevent shareholders from improving management accountability. Currently the role of Sequential Brands shareholders is diminished because management can declare as worthless and useless a 79%-vote of shareholders on certain issues.

Adoption of this proposal will also facilitate a transition to one-year terms for directors. The 2 directors who stood for an unopposed 2017 election received higher than usual negative votes. With such shareholder dissatisfaction these directors do not deserve to run for election only once in 3-years. Plus our stock was trading at less than $1. The shareholder say on executive pay vote was only 81% when such a vote is usually higher than 90% at most companies.

Please vote yes:

Simple Majority Vote — Proposal No. 5

The Board of Directors will oppose this proposal if it is properly presented at the Annual Meeting and recommends a vote AGAINST this proposal for the following reasons:

The Board of Directors recommends that stockholders vote against this stockholder proposal for a number of reasons, as discussed below. After careful consideration, the Board of Directors has determined that adopting this proposal would not serve to enhance stockholder value and, therefore, it is not in the best interests of the Company or its stockholders.

Voting Thresholds.

A majority of the shares represented in person or by proxy and entitled to vote is already the voting standard for electing the Company’s directors in uncontested director elections under the Company’s existing Amended and Restated Certificate of Incorporation (the “Certificate”) and Amended and Restated Bylaws (collectively with the Certificate, the “Governance Documents”). The approval of 80% of outstanding shares is required under the Governance Documents only for certain fundamental changes to the Company’s corporate governance, including amendments to the Governance Documents, and changes to voting rights.

Benefit to Stockholders of Supermajority Provisions.

Delaware law permits companies to adopt supermajority voting requirements, and a number of publicly-traded companies have adopted these provisions to preserve and maximize long-term value for all stockholders. Supermajority voting requirements on fundamental corporate matters help to protect stockholders against self-interested and potentially abusive actions proposed by certain stockholders who may seek to advance their interests over the interests of the majority of the Company’s stockholders. For example, if the stockholder proposal were implemented, key aspects of the Governing Documents could be amended almost unilaterally by certain stockholders. The Board of Directors believes that the current supermajority voting standard is preferable because it encourages these stockholders to reach a consensus with our other stockholders, which requires them to take into account the interests of all of the Company’s stockholders and not sacrifice the long-term success of the Company for short-term benefits. Moreover, stockholders voted on a nearly identical proposal at the Company’s 2018 annual meeting of stockholders, where the stockholder proposal only received 36% support.

The Company has a Strong Corporate Governance Structure.

The Company’s Board of Directors is firmly committed to good corporate governance and has adopted a wide range of practices and procedures that promote effective Board of Directors oversight. The Board of Directors believes that the corporate governance concerns raised by the proponent are misplaced. Some of the Company’s progressive governance policies and practices include the following:

•	the Board of Directors has established a separately designated Audit Committee, Compensation Committee, and Governance Committee, each of which is comprised solely of independent directors

•	the Governance Committee evaluates each director and makes a recommendation to the Board of Directors on the nomination of each for election

•	the Governance Committee and Board of Directors considers nominees recommended by stockholders

•	directors are elected by a majority of shares represented in person or by proxy and entitled to vote in uncontested elections

•	the positions of Chairman of the Board of Director and Chief Executive Officer are separated

Consistent with its current practice, the Board of Directors will continue to evaluate the future implementation of appropriate corporate governance measures. However, for the reasons discussed above, the Board of Directors does not believe it is in the best interests of stockholders or the Company to implement the stockholder proposal’s request for the lowest possible voting all matters on which stockholders vote.

FOR THESE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THE STOCKHOLDER PROPOSAL TO IMPLEMENT A SIMPLE MAJORITY VOTING STANDARD IN OUR GOVERNANCE DOCUMENTS.

OTHER PROPOSALS

As of the date of this Proxy Statement, we are not aware of any other matters that may be presented for action at the Annual Meeting and we do not intend to bring any other matters before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy will, in the absence of contrary instructions, have discretionary authority to vote the shares represented by such proxy according to their best judgment.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our executive officers and directors, and beneficial owners of more than 10% of a registered class of our equity securities “reporting persons” file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Reporting persons are required by SEC regulations to furnish us with all Section 16(a) forms they file.

Based solely on our review of the copies of such reports received by us and written representations from certain reporting persons, we believe that all reporting persons complied with these reporting requirements during fiscal year ended December 31, 2018 except for the following late reports, each of which was due to an administrative error: three late reports by Mr. Leonard (two reporting one purchase of stock and one reporting two purchases of stock), and a late report by Mr. Cooper reporting a PSU grant.  The Company is not aware of any other instances of noncompliance with the Section 16(a) filing requirements by any reporting person during the year ended December 31, 2018.

STOCKHOLDER PROPOSALS FOR THE 2020 ANNUAL MEETING

Stockholder proposals intended to be included in our proxy statement under Rule 14a‑8 under the Exchange Act and voted on at our 2020 annual meeting of stockholders must be received at our corporate headquarters at Sequential Brands Group, Inc., 601 West 26th Street, 9th Floor, New York, New York 10001, on or before the close of business on December 28, 2019. Applicable SEC rules and regulations govern the submission of stockholder proposals and our consideration of them for inclusion in the 2020 notice of annual meeting of stockholders and the 2020 proxy statement.

Pursuant to the Bylaws and applicable SEC rules and regulations, in order for any business not included in the proxy statement for the 2020 annual meeting of stockholders to be brought before such meeting by a stockholder entitled to vote at the meeting, the stockholder must give timely notice to us at our principal offices no earlier than the close of business on February 8, 2020 (120 days prior to June 7, 2020, the one year anniversary of the Annual Meeting) and no later than the close of business on March 9, 2020 (90 days prior to June 7, 2020). However, if the date of the 2020 annual meeting is more than 30 days before or more than 60 days after the one year anniversary of the Annual Meeting, notice to be timely must be so delivered not earlier than the close of business on the 120th day before the 2020 annual meeting and not later than the close of business on the later of the 90th day before the 2020 annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The notice must contain the information required by the Bylaws. The foregoing Bylaws provisions do not affect a stockholder’s ability to request inclusion of a proposal in our proxy statement within the procedures and deadlines set forth in Rule 14a‑8 of the SEC’s proxy rules and referred to in the paragraph above. A proxy may confer discretionary authority to vote on any matter at an annual meeting if we do not receive notice of the matter within the time frames described above.

A copy of the Bylaws is available upon request to: Secretary c/o Sequential Brands Group, Inc., 601 West 26th Street, 9th Floor, New York, New York 10001. The chairperson of the 2020 annual meeting of stockholders may exclude matters that are not properly presented in accordance with these requirements.

ANNUAL REPORT

The 2018 Annual Report, which is not a part of our proxy soliciting materials, is being mailed with this proxy statement to those stockholders that received a copy of the proxy materials in the mail. For those stockholders that received the Notice of Internet Availability of Proxy Materials, this proxy statement and our 2018 Annual Report are available on our website at www.sequentialbrandsgroup.com in the Section titled “Investor Information — SEC Filings.”

Additionally, and in accordance with SEC rules, you may access our proxy statement at www.investorvote.com/SQBG, a “cookie-free” website that does not identify visitors to the site. A copy of the Company’s 2018 Annual Report filed with the SEC will be provided to stockholders without charge upon written request directed to our Secretary at c/o Sequential Brands Group, Inc., 601 West 26th Street, 9th Floor, New York, New York 10001. The Company’s copying costs will be charged if exhibits to the 2018 Annual Report are requested. The Company also makes available on or through our website free of charge our Annual Reports on Form 10‑K, Quarterly Reports on Form 10‑Q, Current Reports on Form 8‑K and all amendments to such reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after filing.

By Order of the Board of Directors

/s/ William Sweedler
William Sweedler
Chairman of the Board of Directors

New York, New York
April 26, 2019

PLEASE PROMPTLY VOTE. IF YOU HAVE RECEIVED A NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS, YOU SHOULD FOLLOW THE INSTRUCTIONS FOR VOTING PROVIDED IN THAT NOTICE. IF YOU REQUESTED A HARD COPY OF THE PROXY STATEMENT, FILL IN, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ARE A STOCKHOLDER OF RECORD, YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE THE ANNUAL MEETING EITHER BY FILING WITH THE CORPORATE SECRETARY OF SEQUENTIAL BRANDS GROUP, INC., AT OUR PRINCIPAL EXECUTIVE OFFICES, A WRITTEN NOTICE OF REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY ATTENDING THE ANNUAL MEETING AND EXPRESSING A DESIRE TO VOTE YOUR SHARES IN PERSON. IF YOU HOLD YOUR SHARES IN STREET NAME, YOU MAY CHANGE YOUR VOTE BY SUBMITTING NEW VOTING INSTRUCTIONS TO YOUR BROKER, BANK OR OTHER NOMINEE. YOU MUST CONTACT YOUR BROKER, BANK OR OTHER NOMINEE TO FIND OUT HOW TO DO SO. ATTENDANCE AT THE ANNUAL MEETING WILL NOT IN AND OF ITSELF REVOKE A PROXY.

THE ANNUAL MEETING WILL BE HELD ON JUNE 7, 2019.

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Reservation Form for Sequential Brands Group, Inc. 2019 Annual Meeting of Stockholders

Stockholders who expect to attend the Annual Meeting on June 7, 2019, at 10:00 a.m. at our corporate headquarters should complete this form and return it to the Secretary, c/o Sequential Brands Group, Inc., 601 West 26th Street, 9th Floor, New York, New York 10001. Please be prepared to show proof of identification at the check-in desk at the meeting. Stockholders holding stock in brokerage accounts will need to bring a copy of a brokerage statement reflecting Sequential Brands Group, Inc. common stock ownership as of April 17, 2019.

Name
(Please Print)

Address
(Please Print)

Sequential brands group VOTE Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 11:59 p.m., Eastern Time, on June 6, 2019. Online Go to www.investorvote.com/SQBG or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/SQBG Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q AGAINST Proposal 5. + 1. Election of Class II Directors: For Against Abstain For Against Abstain For Against Abstain 01 - Rodney Cohen 02 - Stewart Leonard, Jr. 03 - Gary Johnson For Against Abstain For Against Abstain 2. To ratify the selection of CohnReznick LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019. 5. Stockholder proposal to implement a majority voting standard in our governance documents if properly presented at the meeting. For Against Abstain 3. To approve, on an advisory basis, the compensation of our named executive officers. 1 Year 2 Years 3 Years Abstain 4. To approve, on an advisory basis, the frequency of future advisory votes on the compensation of our named executive officers. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + 1 U P X 0316NE B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below A Proposals — The Board recommends a vote FOR each nominee listed in Proposal 1, FOR Proposals 2 and 3, 1 YEAR on Proposal 4, and Annual Meeting Proxy Card

2019 Annual Meeting Admission Ticket 2019 Annual Meeting of Sequential Brands Group, Inc. Stockholders Friday, June 7, 2019 10:00 am Eastern Time Sequential Brands Group, Inc. Corporate Office 601 West 26th Street, 9th Floor, New York, NY 10001 Upon arrival, please present this admission ticket and photo identification at the registration desk. Important notice regarding the Internet availability of proxy materials For the Annual Meeting of Stockholders To Be Held on June 7, 2019. The 2019 Proxy Statement and the 2018 Annual Report to Stockholders are available at: www.investorvote.com/SQBG q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + Notice of 2019 Annual Meeting of Stockholders 601 West 26th Street, 9th Floor, New York, NY 10001 Proxy Solicited by Board of Directors for Annual Meeting — June 7, 2019 The stockholder(s) hereby revoke(s) all prior proxies and appoint(s) Karen Murray and Peter Lops, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Sequential Brands Group, Inc. to be held on June 7, 2019 or at any postponement or adjournment thereof (including, if applicable, on any matter which the Board of Directors did not know would be presented at the Annual Meeting by a reasonable time before the proxy solicitation was made or for the election of a person to the Board of Directors if any nominee named in Proposal 1 becomes unable to serve or for good cause will not serve). The undersigned hereby revokes any proxy heretofore given to vote said shares, and hereby ratifies all that said proxies at the Annual Meeting or any adjournment or postponement thereof. Shares represented by this proxy, when this proxy is properly signed, will be voted as indicated by the stockholder. If no such directions are indicated, the proxies will have authority to vote FOR each nominee listed in Proposal 1, FOR Proposals 2 and 3, 1 YEAR on Proposal 4, and AGAINST Proposal 5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or at any postponement or adjournment thereof. (Items to be voted appear on reverse side.) Change of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. + C Non-Voting Items Proxy — Sequential Brands Group, Inc. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/SQBG